FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-10635

                    STICKER SUPPLEMENT TO SUPPLEMENT NO. 9 DATED APRIL 30, 1998; SUPPLEMENT NO. 9 DATED APRIL 30, 1998 IS TO BE USED IN CONJUNCTION WITH PROSPECTUS DATED NOVEMBER 19, 1996


                      SUMMARY OF SUPPLEMENT TO PROSPECTUS
                (SEE THE SUPPLEMENT FOR ADDITIONAL INFORMATION):



Supplement No. 9 dated April 30, 1998 (incorporating Supplements No. 1, No. 2, No. 3, No. 4, No. 5, No. 6, No. 7 and No. 8):

     (1)  Reports  on  the  acquisition  by the  Company  of  fifteen  apartment complexes.
     (2) Reports on the granting to Cornerstone Realty Income Trust, Inc. of a right to acquire up to 9.8% of the Company's outstanding Shares, and on certain other relationships with Cornerstone Realty Income Trust, Inc.
     (3) Reports on the transfer of all of the Company's properties to a limited partnership subsidiary indirectly wholly-owned by the Company (the "Reorganization") and the adoption of certain amendments to the Company's Bylaws related to the Reorganization.
     (4) Provides 1997 financial statements and certain other updated information concerning the Company and its properties.
     (5) Reports on the possible future acquisition by the Company of up to six additional properties.

     As of March 31, 1998 the Company had closed the sale of 2,084,444 Shares at $9 per Share, and 14,624,373 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $165,003,732, and proceeds net of selling commissions and marketing expense allowance of $148,879,359. The Company endeavors continually to invest proceeds in the acquisition of additional apartment communities as promptly as practicable after the receipt of such proceeds. As of March 31, 1998, approximately $36 million was not invested or committed to investment, although such amounts would be fully invested if the Company acquired the properties described under "Possible Additional Property Acquisitions" in the Supplement.

     Cornerstone Realty Income Trust, Inc. will receive fees and expense reimbursements in connection with the Company's acquisitions and the management of the properties and the Company. In connection with the completed property acquisitions described in the Supplement, Apply Realty Group, Inc., an Affiliate of the Advisor, or Cornerstone Realty Income Trust, Inc., as successor-in-interest to Apple Realty Group, Inc., received property acquisition fees totaling $2,230,948.

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-10635

                    SUPPLEMENT NO. 9 DATED APRIL 30, 1998 IS TO BE USED IN CONJUNCTION WITH PROSPECTUS DATED NOVEMBER 19, 1996


                     SUPPLEMENT NO. 9 DATED APRIL 30, 1998
                     TO PROSPECTUS DATED NOVEMBER 19, 1996
 (INCORPORATING SUPPLEMENTS NO. 1, NO. 2, NO. 3, NO. 4, NO. 5, NO. 6, NO. 7 AND
                                     NO. 8)

                      APPLE RESIDENTIAL INCOME TRUST, INC.

     The following information supplements the Prospectus of Apple Residential Income Trust, Inc. dated November 19, 1996 and is part of such Prospectus. Prospective investors should carefully review the Prospectus and this Supplement. THIS SUPPLEMENT NO. 9 INCORPORATES AND THEREBY REPLACES SUPPLEMENT NO. 1 DATED FEBRUARY 10, 1997, SUPPLEMENT NO. 2 DATED APRIL 28, 1997, SUPPLEMENT NO. 3 DATED JUNE 24, 1997, SUPPLEMENT NO. 4 DATED JULY 30, 1997, SUPPLEMENT NO. 5 DATED OCTOBER 31, 1997, SUPPLEMENT NO. 6 DATED DECEMBER 11, 1997, SUPPLEMENT NO. 7 DATED FEBRUARY 2, 1998 AND SUPPLEMENT NO. 8 DATED FEBRUARY 13, 1998.

                      TABLE OF CONTENTS TO SUPPLEMENT NO. 9


                                                                                             PAGE
                                                                                             ----
Status of the Offering ..................................................................   S-2
Developments Involving Cornerstone Realty Income Trust, Inc .............................   S-2
Developments Affecting Directors; Committee Members. ....................................   S-4
Compensation of Executive Officers and Directors ........................................   S-4
Unsecured Line of Credit ................................................................   S-5
Property Acquisitions ...................................................................   S-5
Possible Additional Property Acquisitions ...............................................   S-33
Security Ownership of Certain Beneficial Owners and Management ..........................   S-35
Selected Financial Data .................................................................   S-37
Management's Discussion and Analysis of Financial Condition and Results of Operations ...   S-37
Transfer of Assets to Subsidiary Partnership ............................................   S-40
Federal Income Tax Developments .........................................................   S-42
Experts .................................................................................   S-43
Update on Experience of Prior Programs ..................................................   S-44
Index to Financial Statements ...........................................................    F-1


     The Prospectus and Supplements thereto contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements include, without limitation, statements as to anticipated renovations to Company properties and anticipated improvements in property operations from completed and planned property renovations, and the possible acquisition by Cornerstone Realty Income Trust, Inc. of Shares in the Company or the business or assets of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the Company, the properties or Cornerstone Realty Income Trust, Inc., as the case may be, adverse changes in the real estate markets and general and local economic and business conditions. Investors should review the more detailed risks and uncertainties set forth under the caption "Risk Factors" in the Prospectus and the information in this Supplement. Although the Company believes that the assumptions underlying the forward-looking statements contained in the Prospectus and the Supplement are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements included in the Prospectus and Supplement will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in the Prospectus or the Supplement, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such forward-looking statements or the objectives and plans of the Company will be achieved.

                             STATUS OF THE OFFERING

     As of March 31, 1998, the Company (as the context requires, the term "Company" used herein shall be deemed to include Apple Residential Income Trust, Inc. and its subsidiaries, Apple General Inc., Apple Limited, Inc., and Apple REIT Limited Partnership. See "Transfer of Assets to Subsidiary Partnership") had closed the sale to investors of 2,084,444 Shares at $9 per Share, and 14,624,373 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $165,003,732, and proceeds net of selling commissions and marketing expense allowance of $148,879,359. These totals include 417,778 Shares purchased by Cornerstone Realty Income Trust, Inc., as described below under "Developments Involving Cornerstone Realty Income Trust, Inc. -- Authorization For Additional Share Issuance."

     There is currently no established public market in which the Company's Shares are traded. The Company's transfer agent and registrar is First Union National Bank.

     On March 31, 1998, there were 6,471 shareholders of record of the Company's Shares, and there were 16,708,817 Shares outstanding.

     Distributions of $3,249,098 were made to the shareholders during 1997. Distributions were $.20 per Share for the second, third and fourth quarters in 1997.

          DEVELOPMENTS INVOLVING CORNERSTONE REALTY INCOME TRUST, INC.

     AUTHORIZATION FOR ADDITIONAL SHARE ISSUANCE. On February 10, 1997, in response to a request from Cornerstone Realty Income Trust, Inc.
("Cornerstone"), the Company's Board of Directors authorized the grant to Cornerstone of a continuing right to purchase such number of Shares of the Company as would, following any such purchase, be up to but not in excess of 9.8% of the total number of Shares of the Company then outstanding. This right will continue for so long as the Company's Initial Offering continues, and the purchase price for such Shares under such right will be the current public offering price less the Selling Commissions and Marketing Expense Allowance payable with respect thereto. Shares sold to Cornerstone pursuant to this right would be in addition to, and not part of, the public offering made by the Prospectus.

     The Company elected to grant to Cornerstone this ongoing right because it determined that the issuance of Shares in this manner would represent an appropriate and financially prudent method of raising additional equity for the Company. Glade M. Knight, who is a Director and the Chairman and President of the Company, also serves as a Director, and the Chairman and Chief Executive Officer of Cornerstone. To the extent that Cornerstone exercises its right to acquire up to 9.8% of the outstanding Shares of the Company, Cornerstone may become one of the largest, or perhaps the largest, shareholder of the Company, with commensurate voting power.

     On April 25, 1997, Cornerstone exercised the right described above and purchased 417,778 Shares of the Company for approximately $3.76 million. Cornerstone owns approximately 2.5% of the Shares of the Company outstanding on March 31, 1998.

     POSSIBLE ACQUISITION OF THE COMPANY BY CORNERSTONE. As described in the Prospectus, under "Investment Objectives and Policies-Sale and Refinancing Policies," the Company has granted to Cornerstone a right of first refusal to purchase the properties and business of the Company. Cornerstone has, from time to time, stated its intention to evaluate the acquisition of the Company and, if the Board of Directors of Cornerstone determines it is in the best interests of Cornerstone and its shareholders, to offer to acquire the Company or its assets. Any decision to combine the Company and Cornerstone can only be made by the respective Boards of Directors, and depending on the structure of the transaction, the respective shareholders, of the two companies. Accordingly, there can be no assurance that Cornerstone will seek to acquire the Company or its assets or that any proposal by Cornerstone to acquire the Company or its assets would be consummated. Nevertheless, prospective investors in the Company should consider and evaluate the possibility of Cornerstone acquiring the Company or its assets in making an investment decision relative to the Company.

     Early in 1997, Cornerstone stated its intention to evaluate the possible acquisition of the Company by the end of 1997. The Company has been informed (by Cornerstone) that Cornerstone, with the assistance of certain professional advisors, evaluated the desirability to Cornerstone and its shareholders of acquiring the Company in 1997, and determined that it was not in the best interest of Cornerstone and its shareholders to seek to acquire the Company at that time. However, the Company has been informed (by Cornerstone) that Cornerstone expects to reevaluate the desirability of seeking to acquire the Company from time to time in the future.

     PROVIDING  OF  CERTAIN  SERVICES  BY  CORNERSTONE.   As  described  in  the
Prospectus under "The Advisor and Affiliates," the Company entered into contracts with Apple Residential Advisors, Inc. ("ARA"), Apple Residential Management Group, Inc. ("ARMG"), and Apple Realty Group, Inc. ("ARG"), pursuant to which ARA, ARMG and ARG, respectively, agreed to provide certain Company management, property management and property acquisition and disposition services to the Company in exchange for certain compensation described therein. ARA and ARMG, effective March 1, 1997, entered into subcontracts with Cornerstone, each of which subcontracts has been approved by the Company, pursuant to which Cornerstone has agreed to provide to the Company the services previously agreed to be provided by ARA and ARMG in exchange for the compensation previously agreed to be paid by the Company to ARA and ARMG. Further, Cornerstone has, effective March 1, 1997, acquired all the assets of ARG (consisting principally of ARG's contract with the Company), whose sole owner at that time was Glade M. Knight, for consideration totalling $2 million (consisting of $350,000 in cash and $1,650,000 in Cornerstone common shares (150,000 Cornerstone common shares valued at $11 per Cornerstone common share)), and pursuant to such acquisition has assumed the obligations of ARG to the Company in exchange for the compensation previously agreed to be paid by the Company to ARG.

     The effect of the foregoing transactions is that Cornerstone now renders to the Company services previously agreed to be rendered by ARA, ARMG and ARG, in exchange for the compensation previously agreed to be paid by the Company. As an entity rendering services to the Company in exchange for certain fees and expense reimbursements, Cornerstone has an interest in keeping such agreements in effect. If Cornerstone were to acquire the Company or its properties (as discussed above under "Developments Involving Cornerstone Realty Income Trust, Inc. -- Possible Acquisition of the Company by Cornerstone"), these agreements and the fees received by Cornerstone under the agreements would cease. Accordingly, Cornerstone could be subject to conflicting considerations in deciding whether or not to seek to acquire Apple or its properties at any particular point in time. See the discussion under "Security Ownership of Certain Beneficial Owners and Management" herein for an explanation of why the ownership of Class B Convertible Shares in the Company by Mr. Knight and others could also provide an incentive to delay a proposed acquisition by Cornerstone of the Company.

     Prior to March 1, 1997, Mr. Knight was the sole owner of ARMG and ARA. For the period prior to March 1, 1997, the Company paid to ARMG a management fee plus reimbursement of certain expenses in the amount of $52,375 and to ARA an advisory fee in the amount of $14,894. For the period March 1, 1997 through December 31, 1997, the Company paid to Cornerstone $822,934 in management and advisory fees and $214,961 in certain reimbursable items. For the period prior to March 1, 1997, the Company paid to ARG fees in the amount of $624,382. For the period from March 1, 1997 through December 31, 1997, the Company paid to
Cornerstone approximately $1,116,566 under the property acquisition and disposition agreement with the Company.

     CORNERSTONE OPERATIONS. Through December 31, 1997, Cornerstone had sold approximately $354 million in common shares to approximately 14,000 investors, and had acquired 51 apartment communities in Virginia, North Carolina, South Carolina and Georgia. The aggregate cost of the 51 properties (including capital improvements thereto) was approximately $488 million. The purchase price of all such properties was paid either using the proceeds from the sale of common shares or using the proceeds from an unsecured line of credit which was subsequently repaid using proceeds from the sale of common shares, except that at December 31, 1997, approximately $146 million remained unpaid on such line of credit. See also "Update on Experience of Prior Programs" herein. Cornerstone's common shares were first listed and began trading on the New York Stock Exchange on April 18, 1997.

              DEVELOPMENTS AFFECTING DIRECTORS; COMMITTEE MEMBERS

     The Company's four Directors currently are Glade M. Knight, Penelope W. Kyle, Bruce H. Matson and Lisa B. Kern. Ms. Kyle is also a member of the Board of Directors of Cornerstone. Information with respect to Messrs. Knight and Matson and Ms. Kyle can be found in the Prospectus under the heading "Management." Information on Ms. Kern is set forth below.

     LISA B. KERN. Ms. Kern, age 37, is a portfolio manager with Davenport & Co. of Virginia, Inc., in Richmond, Virginia. Before joining Davenport as Vice President in 1996, Ms. Kern advised clients in the areas of investments and estate planning. She began her investment career in 1982 as a financial planner and later District Manager with IDS/American Express Advisory. In 1985, Ms. Kern received her CFP designation. In 1989, Ms. Kern joined Crestar Bank's Trust and Investment Management Group as a Vice President. Ms. Kern is a graduate of Randolph Macon College and received her MBA from Virginia Commonwealth University in 1991.

     Effective February 4, 1998, Ted W. Smith ceased to serve as a Director of the Company. Mr. Smith also ceased to serve as an officer of ARMG.

     The current members of the Company's Executive Committee are Glade M. Knight (age 53), Penelope W. Kyle (age 50), and Bruce H. Matson (age 40). The current members of the Audit Committee are Penelope W. Kyle and Lisa B. Kern. The current members of the Compensation Committee are Bruce H. Matson and Penelope W. Kyle. The Board expects to appoint a third member to the Audit Committee shortly. For a description of the functions of the Executive, Audit and Compensation Committees, see the Prospectus under the headings "Management-Committees of Directors," and "Management-The Incentive Plan."

     The 1998 Annual Meeting of Shareholders of the Company will be held at the Company's executive offices at 306 East Main Street, Richmond, Virginia 23219, on Tuesday, May 12, 1998, beginning at 10:00 a.m. The sole item on the agenda for consideration is the re-election of the four current Directors to an additional term of one year each. The holders of Shares of record at the close of business on March 20, 1998 are entitled to vote at the meeting. If a quorum is present, the four candidates receiving the greatest number of affirmative votes of Shares will be elected directors of the Company. At the close of business on the record date, the Company had 16,708,817 Shares outstanding and entitled to vote.

     During 1997, the Board of Directors held five meetings and the Executive Committee held no meetings. The Audit Committee met three times during the year and the Compensation Committee met one time. Each Director attended at least 75% of the aggregate of the number of meetings of the Board and of the Committee to which he or she was assigned.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The Company did not pay a salary to its sole executive officer (Glade M. Knight) for the year ending December 31, 1997. The Company operates as an "externally-advised" and "externally-managed" REIT.

     During 1997, independent Directors (Mss. Kern and Kyle and Mr. Matson) received annual directors' fees of $5,000 plus $500 for each meeting of the Board and $100 for each committee meeting attended; however, independent Directors did not receive any compensation for attending a committee meeting if it occurred on the same day as a meeting of the entire Board of Directors. Non-independent Directors received no compensation from the Company for their service as Directors. All Directors were reimbursed by the Company for their travel and other out-of-pocket expenses incurred in attending meetings of the Directors or a committee and in conducting the business of the Company.

     In addition, in 1997, each independent Director received an option to purchase 6,850 Shares, exercisable at $10 per Share. Independent Directors will receive additional Share options in 1998 and future years under the Company's Non-Employee Directors Stock Option Plan.

     In 1997, no Share options or restricted Shares were issued to the Company's officers or employees. The Compensation Committee expects that it may issue Share options and/or restricted Shares to selected Company officers and employees in 1998 and in future years. The Compensation Committee intends to propose and recommend grants that reward officers and employees for actions that benefit the Company and its shareholders and that align the interests of the officers and employees with those of the Company and its shareholders.

     In December 1997 the Compensation Committee approved and adopted a plan pursuant to which certain employees of the Company would be eligible for grants of options to purchase up to 87,000 Shares (in the aggregate for all such employees) based upon such employees and/or the Company meeting or exceeding performance goals for 1998 as specified by the Chairman. If such performance goals are met, such options are expected to be issued to eligible persons (who are still employees) in the early part of 1999.

                           UNSECURED LINE OF CREDIT

     As contemplated by the discussion in the Prospectus under the heading "Business and Properties - Properties Owned by the Company," in 1997 the Board of Directors authorized, and the Company obtained, an unsecured line of credit, which was designed to facilitate the timely acquisition of properties deemed attractive by management. The unsecured line of credit the ("Unsecured Line of Credit") was from First Union National Bank of Virginia. The Unsecured Line of Credit was used to facilitate several property acquisitions in 1997, as described under "Property Acquisitions" herein, and all amounts borrowed under the Unsecured Line of Credit were subsequently repaid using proceeds from the sale of Shares.

     As of the date of this Supplement, the documents evidencing the Unsecured Line of Credit have not been amended to extend the maturity date beyond March 31, 1998 or to reflect the reorganization transactions described below in this Supplement under "Transfer of Assets to Subsidiary Partnership." Unless and until such documents are so amended, with the consent of the lender, the Unsecured Line of Credit will not be available for further use by the Company.

     The Company has also obtained a line of credit from First Union National Bank of Virginia in the amount of $1 million for general corporate purposes.

                             PROPERTY ACQUISITIONS

     As of the date of this Supplement, the Company owns the following properties (the "Properties"):



                                               NUMBER OF       DATE OF
          NAME               LOCATION            UNITS       ACQUISITION
          ----               --------            -----       -----------
Brookfield                 Dallas, TX             232           1-28-97
Eagle Crest                Irving, TX             484           1-30-97
Tahoe                      Arlington, TX          240           1-31-97
Mill Crossing              Arlington, TX          184           2-21-97
Polo Run                   Arlington, TX          224           3-31-97
Wildwood                   Euless, TX             120           3-31-97
Toscana                    Dallas, TX             192           3-31-97
Arbors on Forest Ridge     Bedford, TX            210           4-25-97
Pace's Cove                Dallas, TX             328           6-24-97
Remington Hills            Irving, TX             362            8-6-97
Copper Crossing            Fort Worth, TX         200          11-24-97
Main Park                  Duncanville, TX        192            2-4-98
Timberglen                 Dallas, TX             304           2-13-98
Copper Ridge               Fort Worth, TX         200           3-31-98


     In connection with each of its Property acquisitions, the Company obtains a Phase I Environment Report and such additional environmental reports and surveys as are necessitated by such preliminary report. Based on such reports, the Company is not aware of any environmental situations requiring remediation at its Properties, which have not been or are not currently being remediated as necessary.

           Additional information on the Properties is provided below.


                             BROOKFIELD APARTMENTS
                                 DALLAS, TEXAS

     On January 28, 1997, the Company purchased the Brookfield Apartments, a 232-unit apartment complex having an address of 4060 Preferred Place, Dallas, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,458,485, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The following information is based in part upon information provided by the Dallas Chamber of Commerce.

     The Property is located in south Dallas, within the Dallas/Fort Worth Consolidated Metropolitan Statistical area, or as it is called locally, "The Metroplex." The Dallas/Fort Worth Metroplex is in the north-central part of Texas and is composed of nine counties. The 1996 population of The Metroplex was approximately 4,400,000. Dallas is the second largest city in the state, behind Houston.

     The economy of the Dallas/Fort Worth area is complex and diversified. Key economic factors include a large manufacturing base (including as products military hardware, electronics, automobiles, industrial equipment, oil-field parts, food products and chemicals), banking, insurance services, communications, oil and gas production and air transportation. Major employers in the area include Texas Instruments, Southwestern Bell, General Motors, J. C. Penney, NationsBank and Vought Aircraft Company.

     The Metroplex is also an established transportation center for the nation. The Dallas/Fort Worth International Airport occupies approximately 17,800 acres of land between the two cities. It is the largest commercial airport in the United States in terms of land area, and is the fourth busiest airport in the world, with 1,700 daily arrivals and departures.

     The area also has a well-established system of interstate highways and supporting secondary routes. The Metroplex is located at the hub of Interstates 35, 45, 20 and 30. Two outer loops, Interstate 635 in Dallas and Interstate 820 in Fort Worth, surround the respective cities.

     The many institutions of higher learning in the area include Southern Methodist University, the University of Texas at Dallas, the University of Texas at Arlington, the University of North Texas, and Texas Christian University.

     The Property is located in a well-established area of Dallas near the Red Bird Mall. The area is characterized by various retail centers, restaurants and businesses. Downtown Dallas is an approximately 15-minute drive from the Property. The Property is an approximately 25-minute drive from Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 232 garden-style apartments located in 15 two- and three-story buildings on approximately seven acres of land. The Property was completed in 1984.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $289,000 (and as of March 31, 1998 had expended approximately
$239,000) for repairs and improvements, including clubhouse renovation, painting, wood replacement, parking lot repair, interior upgrades (including new appliances) and pool improvements.

     The Property offers seven different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:


                                                           APPROXIMATE
                                                            INTERIOR
                                                             SQUARE       MONTHLY
 QUANTITY                       TYPE                         FOOTAGE      RENTAL
 --------                       ----                         -------      ------
    39       One bedroom, one bath                            578          $450
     9       One bedroom, one bath (view)                     578           465
    36       One bedroom, one bath w/sunroom                  658           495
    12       One bedroom, one bath w/sunroom (view)           658           500
    24       One bedroom, one bath w/WD connections           669           510
    48       One bedroom, one bath w/WD connections,
             FP, bookshelves                                  661           525
    64       Two bedrooms, two baths w/WD connections,
             FP, bookshelves                                  913           650


     The apartments provide a combined total of approximately 165,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased gradually. As an example, a two-bedroom, two-bath apartment rented for $520 in 1993, $530 in 1994, $545 in 1995, $565 in 1996, and $650 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.11, $7.24, $7.45, $7.72 and $8.12, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles on plywood.

     The Property has an outdoor swimming pool with a large deck, a hot tub, a controlled access entrance and exit gate, and covered parking for approximately 232 vehicles. The Property also includes a clubhouse with a leasing office. There is also uncovered paved parking for residents.

     Apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a television hook-up, miniblinds, drapes on sliding glass doors and individually controlled heating and air-conditioning unit. Each kitchen is equipped with a refrigerator/freezer with ice maker, electric range and oven, dishwasher and garbage disposal. Also, as indicated in the table above, some units have a wood-burning fireplace, a utility area with washer/dryer connections, bookshelves, ceiling fans or a sunroom. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

     There are at least 10 apartment properties which compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those of the Property. Based on a recent market survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 95% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1992, 93% in 1993, 93% in 1994, 94% in 1995 and 97% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 99%. On March 31, 1998, the Property was 98% occupied. The residents are a mix of blue-collar and white-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:

                                ASSESSED
       JURISDICTION              VALUE            RATE              TAX
       ------------              -----            ----              ---
County of Dallas .........    $5,605,190      $  0.44307      $   24,834.92
City of Dallas ...........     5,605,190         2.11213         118,388.90
                                                              -------------
 Total ...................                                    $  143,223.82


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $4,531,091) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will be continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $109,170. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                          EAGLE CREST I & II APARTMENTS
                                  IRVING, TEXAS

     On January 30, 1997, the Company purchased the Eagle Crest I & II Apartments, a 484-unit apartment complex having an address of 4013 West Northgate, Irving, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $15,650,000, which the Company paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Irving, Texas.

     Irving is approximately eight miles west of the Dallas central business district and approximately 25 miles east of downtown Fort Worth. Irving is a relatively young city with a majority of its development occurring during the latter half of this century. The location of Irving between Dallas and Fort Worth, and near Dallas/Fort Worth International Airport, has enabled it to
garner  a  large  portion  of  the  area's  recent   commercial  and  industrial
development.

     Irving is the site of Las Colinas, one of the nation's largest master-planned real estate developments. The development occupies approximately 12,500 acres and includes residential developments, office space, research, distribution and light industrial facilities, four golf courses, the Las Colinas Sports Club and an equestrian center.

     Las Colinas is targeted to large employers and is the home of numerous regional and national businesses. The Irving employment sector is primarily white-collar. Significant employers in Las Colinas include Exxon, GTE, Aetna, Abbott Laboratories, Boeing, US Sprint, Computer Associates, Allstate Insurance, Zale Jewelers and the Federal Home Loan Bank Board. In addition, Columbia/HCA Health Care Corporation recently signed an agreement to buy approximately 28 acres in the development. The plans for the land include a community hospital with medical office complex and a full-service acute-care facility.

     Irving has a well-defined highway system. The city is connected to Dallas by State Highway 114 on the northeast, State Highway 183 in its central portion and Interstate 30 on the south.

     The Property is located off of Belt Line Road in Irving. The immediate neighborhood includes other multi-family communities, and residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools, and churches, and is readily accessible from Highways 161 and 183. The Property is an approximately 5-minute drive from Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 484 apartment units in 31 two- and three-story buildings on approximately 18 acres of land. There are 296 apartment units in Phase I, which was built in 1983, and 188 apartment units in Phase II, which was built in 1985.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $968,000 (and as of March 31, 1998 had expended approximately
$962,000) for repairs and improvements, including clubhouse renovations, structural repair of shrink/swell soil conditions, painting, wood replacement, interior upgrades (including new appliances), parking lot resurfacing, landscaping and pool improvements.

     The Property offers a wide range of units types. The unit mix and rents being charged new tenants as of March 1998 are as follows:



                                                        APPROXIMATE
                                                         INTERIOR
                                                          SQUARE       MONTHLY
 QUANTITY                      TYPE                       FOOTAGE      RENTAL
 --------                      ----                       -------      ------
    116      One bedroom, one bath                          698         $555
    120      One bedroom, one bath                          796          580
      4      One bedroom, one bath, sunroom, bar            798          615
     48      One bedroom, one bath                          896          640
     24      Two bedrooms, one bath                         912          640
     63      Two bedrooms, two baths                       1023          705
     80      Two bedrooms, two baths                       1089          730
      1      Two bedrooms, two baths, sunroom              1123          755
      4      Two bedrooms, two baths, sunroom, bar         1189          790
     21      Two bedrooms, two baths                       1124          790
      3      Two bedrooms, two baths, sunroom              1224          850



     The apartments provide a combined total of approximately 429,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased gradually. As an example, a one-bedroom, one-bath apartment rented for $445 in 1993, $445 in 1994, $469 in 1995, $485 in 1996, and $550 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.17, $7.17, $7.56, $7.81 and $8.00, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard siding on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has three outdoor swimming pools, two jacuzzis, three laundry facilities, a fitness building, gas grills and ice machines. The Property also has a clubhouse with a leasing office. There is ample paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, double stainless steel sink, a dishwasher and garbage disposal. All apartment units include washer/dryer connections for full-sized appliances. Some apartment units feature additional amenities, such as linen closets, a fireplace with mantle, ceiling fans, a pantry closet, a dry bar, an entertainment center, vaulted ceilings, a sunroom and greenhouse windows. The owner of the Property pays for cold water, gas for hot water, sewer service, and trash removal. The tenants pay for their electricity usage, which includes cooking, lighting, heating and air-conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 96% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 95% in 1992, 94% in 1993, 95% in 1994, 95% in 1995 and 97% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On March 31, 1998, the Property was 96% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  tables set forth the 1997 real estate tax information on the
Property:

PHASE I



                                      ASSESSED
          JURISDICTION                 VALUE            RATE              TAX
          ------------                 -----            ----              ---
County of Dallas ...............    $8,959,260      $  0.44307      $   39,195.79
City of Irving .................     8,959,260         0.49300          44,169.15
Irving School District .........     8,959,260         1.64840         147,684.44
                                                                    -------------
 Total .........................                                    $  231,549.38


PHASE II



                                      ASSESSED
          JURISDICTION                 VALUE            RATE              TAX
          ------------                 -----            ----              ---
County of Dallas ...............    $5,763,450      $  0.44307      $   25,536.12
City of Irving .................     5,763,450         0.49300          28,413.81
Irving School District .........     5,763,450         1.64840          95,004.71
                                                                    -------------
 Total .........................                                    $  148,954.64
                                                                    -------------
 Grand Total ...................                                    $  380,504.02


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $13,168,390) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will be continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $313,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                               TAHOE APARTMENTS
                               ARLINGTON, TEXAS

     On January 31, 1997, the Company purchased the Tahoe Apartments, a 240-unit apartment complex having an address of 2308 Fair Oaks Drive, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,690,000, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Arlington, Texas.

     The Property is located in the city of Arlington, which is located between Dallas and Fort Worth. Arlington is approximately 13 miles east of the Fort Worth Central Business district and approximately 20 miles west of the Dallas Central Business District.

     Owing in large part to its location between Dallas and Fort Worth, Arlington has become a focus of business development in the area. Major employers include General Motors, National Semiconductor, Johnson & Johnson, Doskocil Manufacturing Company and Arlington Memorial Hospital. The area is also the site of several large warehousing and distribution companies whose primary market is the Metroplex.

     The University of Texas at Arlington has an enrollment of approximately 23,000 students. Arlington also serves as a major medical center for its own population and for residents of outlying communities as well. Arlington Memorial Hospital has a staff of approximately 1,680 and HCA South Arlington Medical Center has approximately 640 employees, making both of them among the largest employers in the city.

     The immediate area surrounding the Property consists of other multifamily housing, residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools and churches, and is readily accessible from Interstate 20 and Interstate 30.

     DESCRIPTION OF THE PROPERTY. The Property consists of 240 garden-style apartment units in 18 two- and three-story buildings on approximately 9.8 acres of land. The Property was built in 1979.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $1,205,000 (and as of March 31, 1998 had expended approximately $1,155,242) for repairs and improvements including clubhouse renovation, retaining wall repairs, landscaping, exterior painting and exterior siding replacement, interior upgrades (including new appliances), parking lot resurfacing and landscaping.

     The Property offers five different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                          APPROXIMATE
                                           INTERIOR
                                            SQUARE       MONTHLY
 QUANTITY               TYPE                FOOTAGE      RENTAL
 --------               ----                -------      ------
    64       One bedroom, one bath             480        $415
    64       One bedroom, one bath             575         445
    48       One bedroom, one bath             634         480
    32       Two bedrooms, two baths           941         640
    32       Two bedrooms, two baths         1,027         695



     The apartments provide a combined total of approximately 161,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one bedroom, one bath apartment rented for $345 in 1993, $365 in 1994, $394 in 1995, $404 in 1996, and $430 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.91, $7.31, $7.89, $8.09 and $8.44, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has an outdoor swimming pool, a hot tub, two laundry facilities, a fitness center, a sand volleyball court and covered parking for approximately 32 vehicles. The Property also has a clubhouse with a leasing office. There is also uncovered paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds, vertical blinds and an individually controlled heating and air-conditioning unit. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, dishwasher, microwave and garbage disposal. Some units have a wood-burning fireplace and washer/dryer connections. The owner of the Property pays for cold water, sewer service, natural gas for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 88%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1992, 93% in 1993, 95% in 1994, 89% in 1995 and 94% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 91%. On March 31, 1998, the Property was 93% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  table sets forth the 1997 real estate tax information on the
Property:


                                 ASSESSED
        JURISDICTION              VALUE            RATE               TAX
        ------------              -----            ----               ---
County of Tarrant .........    $5,451,821      $  1.995196      $  108,774.52
City of Arlington .........     5,451,821          0.63800          34,782.62
                                                                -------------
 Total ....................                                     $  143,557.14



     The basis of the depreciable residential real property portion of the Property (currently estimated at about $4,812,374) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $113,800. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                           MILL CROSSING APARTMENTS
                               ARLINGTON, TEXAS

     On February 21, 1997, the Company purchased the Mill Crossing Apartments, a 184-unit apartment complex having an address of 2713 North Collins, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $4,544,121, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the city of Arlington, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Arlington, see "Tahoe Apartments" herein.

     The immediate area surrounding the Property consists of other multifamily housing, residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools and churches, and is readily accessible from Interstate 20 and Interstate 30.

     DESCRIPTION OF THE PROPERTY. The Property consists of 184 garden-style apartment units in 14 two-story buildings on approximately eight acres of land. The Property was built in 1979.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $497,000 (and as of March 31, 1998 had expended approximately
$447,322) for repairs and improvements, including painting, clubhouse renovations, parking lot repair, interior upgrades (including new appliances), landscaping and pool improvements.

     The Property offers several different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                    APPROXIMATE
                                                     INTERIOR
                                                      SQUARE       MONTHLY
 QUANTITY                    TYPE                     FOOTAGE      RENTAL
 --------                    ----                     -------      ------
    24       Efficiency                                  452        $413
    48       One bedroom/one bath                        553         425
    24       One bedroom/one bath downstairs             652         485
    24       One bedroom/one bath upstairs               652         490
    24       Two bedrooms/two baths downstairs           860         630
    24       Two bedrooms/two baths upstairs             860         650
     8       Two bedrooms/two baths                    1,075         750
     8       Two bedrooms/two baths/view               1,075         760



     The apartments provide a combined total of approximately 127,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates of the past five years have generally increased. As an example, a one bedroom, one bath apartment rented for $360 in 1993, $380 in 1994, $385 in 1995, $395 in 1996 and $425 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.95, $7.33, $7.43 $7.62 and $8.34, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has an outdoor swimming pool, clubhouse with leasing office, and two laundry facilities. There is ample paved parking for the tenants.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher, microwave and garbage disposal. Certain units also feature a wood-burning fireplace, bookshelves or vaulted ceilings, and all two-bedroom units have washer/dryer connections for full-sized appliances. The owner of the Property pays for cold water, natural gas for hot water, sewer service and trash removal. Tenants pay for their electricity usage, which includes cooking, lighting, heating and air conditioning.

     There are at least six apartment properties that compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those at the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 92% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1992, 93% in 1993, 94% in 1994, 93% in 1995 and 94% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 93%. On March 31, 1998, the Property was 96% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  table sets forth the 1997 real estate tax information on the
Property:


                                 ASSESSED
        JURISDICTION              VALUE          TAX RATE            TAX
        ------------              -----          --------            ---
County of Tarrant .........    $4,200,000      $  1.995196      $  83,798.24
City of Arlington .........     4,200,000          0.63800         26,796.00
                                                                ------------
 Total ....................                                     $ 110,594.24


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,921,032) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $90,882. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              POLO RUN APARTMENTS
                               ARLINGTON, TEXAS

     On March 31, 1997, the Company purchased the Polo Run Apartments, a 224-unit apartment complex having an address of 901 Greenway Glen Drive, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $6,858,974, which was paid entirely using the Unsecured Line of Credit. The Company subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located off of Road to Six Flags in Arlington, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Arlington, see "Tahoe Apartments" herein.

     The immediate area surrounding the Property consists of other multi-family housing and residential, commercial and retail development. The Property is located near restaurants, businesses, schools and churches, and is readily accessible from Interstates 20 and 30. The Property is an approximately 20- to 25-minute drive from both downtown Dallas and downtown Fort Worth, as well as the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 224 garden-style apartment units located in 23 two-story buildings on approximately 9.2 acres of land. The Property was completed in 1984.

     The Company believes that the Property has generally been well maintained and is generally in very good condition. However, the Company currently has budgeted approximately $400,000 (and as of March 31, 1998 had expended approximately $326,000) for repairs and improvements, including painting, siding repairs, pool renovations, clubhouse renovations and interior upgrades (including new appliances).

     The Property offers four units types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                                    APPROXIMATE
                                                                     INTERIOR
                                                                      SQUARE       MONTHLY
 QUANTITY                            TYPE                             FOOTAGE      RENTAL
 --------                            ----                             -------      ------
    56       One bedroom, one bathroom w/fireplace                     656          $495
    16       One bedroom, one bathroom w/fireplace and dining
              room                                                     720           535
    88       Two bedrooms, two bathrooms w/fireplace and dining
              room                                                     913           620
    64       Two bedrooms, two bathrooms w/fireplace, dining
              room and vanity                                          981           650



     The apartments provide a combined total of approximately 191,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bath apartment rented for $495 in 1993, $510 in 1994, $530 in 1995, $560 in 1996, and $620 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.55, $6.75, $7.01, $7.41 and $7.64, respectively.

     The buildings are wood frame construction with combination brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has two outdoor swimming pools and a clubhouse with weight room, party room (with full bar and kitchen), billiards, steam rooms and a leasing office. There is ample paved parking for tenants.

     Apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, microwave oven, dishwasher and garbage disposal. Each unit also includes a wood-burning fireplace and a washer and dryer. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least six apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 90% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1992, 95% in 1993, 93% in 1994, 94% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On March 31, 1998, the Property was 96% occupied. The residents are a mix of white-collar and blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


        JURISDICTION           ASSESSED VALUE         RATE               TAX
        ------------           --------------         ----               ---
County of Tarrant .........      $5,173,615       $  1.995196      $  103,223.77
City of Arlington .........       5,173,615           0.63800          33,007.66
                                                                   -------------
 Total ....................                                        $  136,231.43



     The basis of the depreciable residential real property portion of the Property (currently estimated at about $6,264,984) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $137,179. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                              WILDWOOD APARTMENTS
                                 EULESS, TEXAS

     On March 31, 1997, the Company purchased the Wildwood Apartments, a 120-unit apartment complex having an address of 200 West Bear Creek, Euless, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $3,963,519, which was paid entirely using the Unsecured Line of Credit. The Company subsequently repaid such borrowing on the Unsecured Line of Credit using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in Euless, within Tarrant County, which is a part of "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     The Property is located in the northern portion of Euless. Euless is located between Dallas and Fort Worth, approximately 17 miles east of the Fort Worth central business district and approximately 20 miles west of the Dallas central business district.

     The immediate area surrounding the Property consists of other multi-family housing and residential, commercial and retail development. The Property is located near restaurants, businesses, schools and churches.

     DESCRIPTION OF THE PROPERTY. The Property consists of 120 garden-style apartments located in 10 two-story buildings on approximately 10 acres of land. The Property was built in 1984.

     The Company believes that the Property has generally been well maintained and is generally in very good condition. However, the Company currently has budgeted approximately $281,000 (and as of March 31, 1998 had expended approximately $231,437) for certain repairs and improvements, including painting, siding repair, pool renovations and clubhouse renovations.

     The Property offers eight different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                        APPROXIMATE
                                                         INTERIOR
                                                          SQUARE      MONTHLY
 QUANTITY                     TYPE                       FOOTAGE      RENTAL
 --------                     ----                       -------      ------
    17       One bedroom, one bathroom                      525        $499
     7       One bedroom, one bathroom (upgraded)           525         499
    12       One bedroom, one bathroom                      650         544
    12       One bedroom, one bathroom (upgraded)           650         564
    13       One bedroom, one bathroom                      750         569
    19       One bedroom, one bathroom (upgraded)           750         589
    16       Two bedrooms, two bathrooms                    900         780
    24       Two bedrooms, two bathrooms                  1,000         810



     The apartments provide a combined total of approximately 90,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example a one-bedroom, one-bath apartment rented for $340 in 1993, $355 in 1994, $395 in 1995, $420 in 1996, and $469 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.96, $7.27, $8.09, $8.60 and $9.32, respectively.

     The buildings are wood frame construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched and covered with composition shingles.

     The Property has an outdoor swimming pool with a waterfall, a jacuzzi, covered picnic areas, a playground, a sand volleyball court, basketball courts, a laundry room and a health club. The Property also has a clubhouse. There is ample paved parking for tenants, and there are 124 covered parking spaces.

     Apartments units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Units also include ceiling fans, intrusion alarms, private balconies and door-to-door trash and recycling service. Each kitchen is equipped with a refrigerator-freezer, electric range and oven, dishwasher, microwave oven and garbage disposal. All but 24 of the units have a fireplace and all of the two-bedroom units include full-sized washer/dryer connections. The Property also has valet laundry service with free delivery for tenants without washers and dryers. The owner of the Property pays for gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air conditioning. Historically, the owner of the Property was responsible for water and sewer charges. However, in February, 1997, the Property was converted to individually-metered water and sewer service. As leases are renewed or replaced, the tenants will become responsible for these charges.

     There are at least six apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 93% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 93% in 1992, 94% in 1993, 94% in 1994, 95% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On March 31, 1998, the Property was 85% occupied. The residents are a mix of white-collar and blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


            JURISDICTION               ASSESSED VALUE         RATE             TAX
            ------------               --------------         ----             ---
County of Tarrant .................      $3,680,000       $  1.08135      $  39,793.68
Grapevine School District .........       3,680,000          1.53779         56,590.67
                                                                          ------------
 Total ............................                                       $  96,384.35




     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,314,933) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $79,270. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              TOSCANA APARTMENTS
                                 DALLAS, TEXAS

     On March 31, 1997, the Company purchased the Toscana Apartments, a 192-unit apartment complex having an address of 17910 Kelly Boulevard, Dallas, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,854,531. The Company paid all but $125,000 in cash using proceeds from the sale of Shares, and the balance was paid using the Unsecured Line of Credit. The borrowed amount was subsequently repaid using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located near the intersection of Kelly and Frankford in the north section of Dallas, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments," herein.

     The area surrounding the Property consists principally of other multi-family housing and residential, commercial and retail development. The Property is approximately a 20-minute drive from downtown Dallas and an approximately 20-minute drive from the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 192 garden-style apartment units in six two-story buildings on approximately four acres of land. The Property was completed in 1986.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $306,000 (and as of March 31, 1998 had expended approximately
$255,687) for repairs and improvements, including painting, clubhouse renovations, parking area repair and interior upgrades.

     The Property offers six different units types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                       APPROXIMATE
                                                        INTERIOR
                                                         SQUARE       MONTHLY
 QUANTITY                     TYPE                       FOOTAGE      RENTAL
 --------                     ----                       -------      ------
    64       Efficiency                                   500          $450
    52       One bedroom, one bathroom                    600           530
    12       One bedroom, one bathroom                    650           540
     8       One bedroom, one bathroom                    650           550
    42       One bedroom, one bathroom                    700           560
    14       One bedroom, one bathroom (upgraded)         700           585



     The apartments provide a combined total of approximately 115,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a 650 square-foot apartment rented for $395 in 1993, $425 in 1994, $470 in 1995, $490 in 1996, and $540 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.68, $8.26,
$9.13, $9.52 and $9.82, respectively.

     The buildings are wood frame construction with a combination of brick veneer, stucco and painted wood siding on concrete slab foundations. Roofs are sloped fiberglass shingles on plywood.

     The Property has an outdoor swimming pool with a fountain, a jacuzzi and cabana, a volleyball area, an exercise/weights room, a sauna, three tanning beds, an aerobics room with aerobics classes offered, a billiard room, limited access gates and covered parking. The Property also includes a clubhouse. There is ample paved parking for tenants.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, microwave, dishwasher and garbage disposal. Each unit also includes a wood burning fireplace, a stacked washer/dryer unit, ceiling fans, alarm system and vaulted ceilings. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity usage, which includes cooking, lighting, heating and air conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 89% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 95% in 1992, 95% in 1993, 94% in 1994, 96% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 96%. On March 31, 1998, the Property was 92% occupied. The residents are primarily white-collar workers.



     The following  table sets forth the 1997 real estate tax information on the
Property:


           JURISDICTION               ASSESSED VALUE         RATE             TAX
           ------------               --------------         ----             ---
County of Denton .................      $4,775,529       $  0.25590      $  12,220.58
City of Dallas ...................       5,972,590          0.65160         38,917.40
Carrollton-Farmers School District       5,972,590          1.49619         89,361.20
                                                                         ------------
 Total ...........................                                         140,499.18




     The basis of the depreciable residential real property portion of the Property (currently estimated at about $5,273,108) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $117,091. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                     THE ARBORS ON FOREST RIDGE APARTMENTS
                                BEDFORD, TEXAS

     On April 25, 1997, the Company purchased The Arbors on Forest Ridge Apartments, a 210-unit apartment complex having an address of 2200 Forest Ridge Drive, Bedford, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $7,748,907. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in Bedford within Tarrant County, which is part of "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     Bedford is located between Dallas and Fort Worth,  being  approximately  15 miles east of the Fort Worth  central  business  district and  approximately  20 miles west of the Dallas central business district. The immediate area surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is located near restaurants, businesses, schools and churches, and is readily accessible from Interstates 121 and 183. The Property is an approximately 10-minute drive from the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 210 garden-style apartment units located in 19 two-story buildings on approximately 8.9 acres of land. The Property was completed in 1986.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However the Company currently has budgeted $300,000 (and as of March 31, 1998 had expended approximately $256,000) for repairs and improvements, including painting, siding repairs, pool renovations, clubhouse renovations, interior upgrades and landscaping.

     The Property offers a variety of unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                                  APPROXIMATE
                                                                   INTERIOR
                                                                    SQUARE       MONTHLY
 QUANTITY                           TYPE                            FOOTAGE      RENTAL
 --------                           ----                            -------      ------
     8       Contemporary One Bedroom/One Bath Basic                 581          $520
    10       Contemporary One Bedroom/One Bath w/Fireplace           581           565
     2       Contemporary One Bedroom/One Bath large                 604           525
     8       Contemporary One Bedroom/One Bath large                 615           560
              w/Fireplace
     9       Luxury One Bedroom/One Bath Down                        684           575
     9       Luxury One Bedroom/One Bath Up                          684           585
    14       Luxury One Bedroom/One Bath Down w/Fireplace            684           615
    14       Luxury One Bedroom/One Bath Up w/Fireplace              684           625
     8       Luxury One Bedroom/One Bath w/View                      684           635
    12       Luxury One Bedroom/One Bath w/View w/Fireplace          684           640
     8       Conventional One Bedroom/One Bath Lofted Study          716           615
    11       Conventional One Bedroom/One Bath Lofted Study          716           635
              w/Fireplace
     9       Conventional One Bedroom/One Bath Lofted Study          750           625
              Large w/Fireplace
    12       Executive One Bedroom/One Bath Down                     775           610
    12       Executive One Bedroom/One Bath Up                       775           650
    12       Executive One Bedroom/One Bath Down w/Fireplace         775           650
    12       Executive One Bedroom/One Bath Up w/Fireplace           775           650
    10       Executive One Bedroom/One Bath Study Down               871           670
    10       Executive One Bedroom/One Bath Study Up                 893           700
     4       Executive One Bedroom/One Bath Study Down               871           730
              w/Fireplace
     4       Executive One Bedroom/One Bath Study Up                 893           735
              w/Fireplace
     6       Executive One Bedroom/One Bath Study                    871           735
              Down w/View
     6       Executive One Bedroom/One Bath Study Up w/View          893           745



     The apartments provide a combined total of approximately 169,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bath apartment ("executive-down") rented for $460 in 1993, $500 in 1994, $545 in 1995, $560 in 1996, and $600 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.65, $7.52, $7.88, $8.10 and $9.85, respectively.

     The buildings are wood frame construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched composition shingles.

     The Property includes a swimming pool and deck, hot tub/whirlpool, weight room, sand volleyball court, basketball court, gas grills, picnic area, laundry room, curb-side trash pick-up and access gates. The Property also has a clubhouse. There is ample paved parking for tenants, each of whom is assigned one covered parking space and one uncovered parking space.

     Each apartment unit has wall-to-wall carpeting in the living area and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each apartment has ceiling fans and a private balcony or patio, and maid service is available for an extra charge. Each kitchen has a refrigerator/freezer with ice maker, electric range and oven, dishwasher, microwave and garbage disposal. All the apartment units except the junior one bedroom units have a fireplace. Some units also feature decorator bookcases, pass through bar, vaulted ceilings and washer/dryer connections. Currently, the owner of the Property pays for cold water, sewer service and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating, hot water and air conditioning. The apartment units have recently been separately metered for water and sewer charges, and it is expected that tenants will bear these charges as leases are renewed or new leases are entered into.

     There are at least five apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 92% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 93% in 1992, 94% in 1993, 96% in 1994, 95% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 96%. On March 31, 1998, the Property was 96% occupied. The residents are a mix of white-collar and blue-collar workers and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


        JURISDICTION           ASSESSED VALUE         RATE               TAX
        ------------           --------------         ----               ---
County of Tarrant .........      $6,200,000        $ 2.531853       $ 156,978.88

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $7,359,867) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $154,978. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                            PACE'S COVE APARTMENTS
                                 DALLAS, TEXAS

     On June 24, 1997, the Company purchased the Pace's Cove Apartments, a 328-unit apartment complex at 13100 Pandora Drive in Dallas, Texas (the "Property"). The seller was unaffiliated with the Company, the Advisor, and their Affiliates. The purchase price was $9,277,355. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the northern portion of Dallas within "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     The neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is an approximately 20-minute drive from Dallas/Fort Worth International Airport and an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 328 garden-style apartment units located in 19 two- and three-story buildings on approximately 13 acres of land. The Property was constructed in 1982.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company initially budgeted approximately $179,000 (and as of March 31, 1998 had expended approximately $129,000) for certain repairs and improvements, including clubhouse renovations and interior upgrades.

     The Property offers a variety of unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                            APPROXIMATE
                                                             INTERIOR
                                                              SQUARE       MONTHLY
 QUANTITY                        TYPE                         FOOTAGE      RENTAL
 --------                        ----                         -------      ------
    42       One bedroom/one bath                                504        $445
    42       One bedroom/one bath upstairs                       504         455
    40       One bedroom/one bath                                572         465
    40       One bedroom/one bath upstairs                       572         475
    42       One bedroom/one bath w/fireplace                    690         540
    42       One bedroom/one bath w/fireplace upstairs           690         550
    20       One bedroom/one bath/den w/fireplace                757         640
    30       Two bedrooms/two baths w/fireplace                  925         670
    30       Two bedrooms/two baths w/fireplace                1,026         695



     The apartments provide a combined total of approximately 220,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a downstairs one-bedroom, one-bath apartment (504 square feet) rented for $330 in 1993, $370 in 1994, $390 in 1995, $420 in 1996, and $440 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, and 1996 was $7.14, $7.14, $8.01, $8.44, $9.09 and $9.80, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and stucco with painted trim on concrete slab foundations. Roofs are pitched and covered with asphalt shingles on plywood sheathing.

     The Property has two outdoor swimming pools, a hot tub and jacuzzi, volleyball area, fitness center, laundry facility and covered parking for approximately 328 vehicles. The Property also includes a clubhouse with a leasing office. There is also ample uncovered paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living area and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds, and an individual heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each unit has full-sized washer/dryer connections and a security alarm. The owner of the Property pays for cold water, sewer charges and trash removal. The tenants pay for electricity service, which includes cooking, lighting, heating, hot water and air-conditioning.

     There are at least seven apartment properties that compete with the Property. All offer similar amenities and generally have rents that are lower when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties averaged approximately 93% at March 31, 1998.

     According to information provided by the Seller, physical occupancy at the Property averaged approximately 92% in 1992, 91% in 1993, 93% in 1994, 94% in 1995, and 93% in 1996. Based in part on information provided by seller, physical occupancy in 1997 averaged 94%. As of March 31, 1998, the Property was 94% occupied. The residents are a mix of white-collar and blue-collar workers.

     The following table sets forth the 1997 real estate tax information on the Property.



         JURISDICTION            ASSESSED VALUE         RATE              TAX
         ------------            --------------         ----              ---

   City of Dallas ...........      $9,448,220       $  0.443070      $  41,862.23
   County of Dallas .........       9,448,220           2.11213        199,558.69
                                                                     ------------
    Total ...................                                        $ 241,420.92





     The basis of the depreciable residential real property portion of the Property (currently estimated at about $7,624,404) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property will be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. The Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $185,547. Cornerstone Realty Income Trust, Inc. will also serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                         REMINGTON HILLS AT LAS COLINAS
                                 IRVING, TEXAS

     On August 6, 1997, the Company purchased the Chaparosa and Riverhill Apartments ("Chaparosa" and "Riverhill," respectively, and, collectively, the "Property") located at 1201 Meadow Creek Drive and 1101 Meadow Creek Drive, respectively, in Irving, Texas. Chaparosa and Riverhill are adjacent to each other and the Company now operates them as a combined community under the new name "Remington Hills at Las Colinas." The Property comprises 362 apartment units. The purchase price for the Property was $13,100,000 (allocated $5,825,000 to Chaparosa and $7,275,000 to Riverhill), and the sellers were unaffiliated with the Company, the Advisor and their Affiliates. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the city of Irving, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Irving, see "Eagle Crest I & II Apartments" herein.

     The Property is located in the area of Las Colinas. The immediate area surrounding the Property consists of other multi-family and single-family housing, and commercial and retail development. The Property is an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 362 garden- and townhouse-style apartment units in 38 two- and three-story buildings on approximately 16.8 acres of land. Chaparosa was built in 1984 and Riverhill was built in 1985.

     The portion of the Property formerly known as Chaparosa offers five different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:




                                            APPROXIMATE
                                             INTERIOR
                                              SQUARE       MONTHLY
 QUANTITY                TYPE                 FOOTAGE      RENTAL
 --------                ----                 -------      ------
    42       One bedroom/one bath                713        $680
    32       One bedroom/one bath                830         715
    42       Two bedrooms/two baths            1,077         885
    34       Two bedrooms/two baths            1,148         920
    20       Two bedrooms/two baths TH         1,222         995





     The portion of the Property formerly known as Riverhill offers six different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:




                                                 APPROXIMATE
                                                  INTERIOR
                                                   SQUARE       MONTHLY
 QUANTITY                  TYPE                    FOOTAGE      RENTAL
 --------                  ----                    -------      ------
    32       One bedroom/one bath                     665        $650
    36       One bedroom/one bath                     773         735
    16       One bedroom/1.5 baths TH w/den           928         860
    24       Two bedrooms/two baths                   974         840
    48       Two bedrooms/two baths                 1,062         880
    36       Two bedrooms/2.5 baths TH              1,176         940



     The apartments collectively provide a total of approximately 346,000 square feet of net rentable area.

     The Company believes that Chaparosa and Riverhill were generally well maintained and are in good condition. However, the Company currently has budgeted approximately $2,000,000 (and as of March 31, 1998 had expended approximately $746,000) for repairs and improvements to the Property, including foundation repairs, painting, wood replacement, clubhouse renovation and appliance and carpet replacement.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bath apartment (1,222 square feet) at Chaparosa rented for $615 in 1993, $715 in 1994, $725 in 1995, $750 in 1996, and $905 in 1997. A
one-bedroom, one-bath apartment (665 square feet) at Riverhill rented for $465 in 1993, $485 in 1994, $505 in 1995, $525 in 1996, and $650 in 1997. The average effective annual rental per square foot at Chaparosa for 1993, 1994, 1995, 1996 and 1997 was $6.53, $7.59, $7.70, $7.96 and $9.10, respectively. The average effective annual rental per square foot at Riverhill for 1993, 1994, 1995, 1996 and 1997 was $7.29, $7.61, $7.92, $8.24 and $8.72, respectively.

     Buildings are wood-frame construction with crawl spaces. Roofs are pitched and covered with red tiles. Exteriors are stucco and brick veneer.

     The portion of the Property formerly known as Chaparosa features an outdoor swimming pool and hot tub, a lighted tennis court, a central laundry facility, and a clubhouse with a rental office and lounge.

The portion of the Property formerly known as Riverhill features an outdoor swimming pool and enclosed whirlpool spa, a lighted tennis court, and a clubhouse with a kitchen, lounge, game room and rental office. The Property has access to Canal Park and ample paved parking for tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and baths, as well as cable television hook-ups and individually controlled heating and air-conditioning units. Each apartment unit has washer/dryer connections, a wood-burning fireplace and outside storage. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, microwave, dishwasher and garbage disposal. The owner of the property pays for cold water, sewer service, cable television, alarm service and trash removal. The tenants pay for their electricity service, which includes heat, hot water, air-conditioning, cooking and lights.

     There are at least five apartment properties that compete with the Property. All offer similar amenities and generally have rents that are higher when compared to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties averaged approximately 95% at March 31, 1998.

     According to information provided by the seller, physical occupancy at Chaparosa averaged approximately 94% in 1992, 94% in 1993, 95% in 1994, 97% in 1995 and 97% in 1996. According to information provided by the seller, physical occupancy at Riverhill averaged approximately 94% in 1992, 96% in 1993, 95% in 1994, 96% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 95% at both Chaparosa and Riverhill.

     As of March 31, 1998, occupancy at the Property was 96%. Tenants at the Property are principally white-collar workers.

     The following  tables set forth the 1997 real estate tax information on the
Property:

CHAPAROSA


          JURISDICTION              ASSESSED VALUE         RATE             TAX
          ------------              --------------         ----             ---
County of Dallas ...............      $6,053,350       $  0.44307      $  26,820.58
City of Irving .................       6,053,350          0.49300         29,843.02
Carrollton Farmers Branch School
 District ......................       6,053,350          1.49619         90,569.62
                                                                       ------------
 Total .........................                                       $ 147,233.22

RIVERHILL



          JURISDICTION              ASSESSED VALUE         RATE             TAX
          ------------              --------------         ----             ---
County of Dallas ...............      $7,206,540       $  0.44307      $  31,930.02
City of Irving .................       7,206,540          0.49300         35,528.24
Carrollton Farmers Branch School
 District ......................       7,206,540          1.49619        107,823.53
                                                                       ------------
 Total .........................                                       $ 175,281.79
                                                                       ------------
 Grand Total ...................                                       $ 322,515.01





     The basis of the depreciable residential real property portion of the Property (currently estimated at about $10,428,572) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $116,500 for Chaparosa and $145,500 for Riverhill. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.



                                COPPER CROSSING
                               FORT WORTH, TEXAS



     On November 24, 1997, the Company purchased the Copper Crossing Apartments located at 5644 Riverwalk Drive in Fort Worth, Texas (The "Property").

     The Property comprises 200 apartment units. The purchase price for the Property was $4,750,000. The seller was Copper Crossing Investors, Ltd., a Texas limited partnership which is not affiliated with the Company, Apple Residential Advisors, Inc. or their Affiliates. The entire purchase price was paid using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located off of Bryant-Irvin Highway in Fort Worth, Texas, in Tarrant County, which is part of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, or as it is called locally, "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein.

     The immediate area surrounding the Property consists of other multi-family housing, single-family housing, commercial and retail development. The Property is located near restaurants, businesses, schools, and churches, and is readily accessible from Interstate 20, Highway 183 and Interstate 820, which are the major highways in the area.

     The Property is close to Hulen Mall, a major regional mall. This regional mall has spurred significant construction and corresponding retail growth in the Hulen Mall/Benbrook area. The Property is an approximately 30-minute drive from the Dallas/Fort Worth International Airport, an approximately 15-minutes drive from the Fort Worth central business district and an approximately 30-minute drive from the Dallas central business district.

     DESCRIPTION OF THE PROPERTY. The Property consists of 200 garden-style apartment units in 13 two-story buildings on approximately 6.9 acres of land. The Property was constructed in 1981.

     The Property offers four different unit types. The unit mix and rents currently being charged new tenants as of March 1998 are as follows:




                                             APPROXIMATE
                                              INTERIOR
                                               SQUARE       MONTHLY
 QUANTITY                TYPE                  FOOTAGE      RENTAL
 --------                ----                  -------      ------

    56       One bedroom/one bathroom           563          $425
    40       One bedroom/one bathroom           663           435
    32       One bedroom/one bathroom           745           500
    72       Two bedrooms/two bathrooms         915           590


     The apartments provide a total of approximately 148,000 square feet of net rental area.

     The Company believes that the Property has generally been well maintained and is in good condition. According to the seller, in the past two years the seller spent over $400,000 in capital improvements to the exterior of the Property, including new roofs, exterior rehabilitation, and repair and replacement of awnings.

     The Company currently has budgeted approximately $100,000 (and as of March 31, 1998 had expended approximately $74,401) for additional capital improvements to the Property. These improvements will include clubhouse renovations and upgrading the landscaping at the Property. In addition, at the time that the Company acquired the Property there were 12 apartment units which had been damaged by fire. These damaged apartment units are currently being repaired and are all expected to be available for occupancy by May 1998. All costs of the repair are being funded with the proceeds of Property casualty insurance.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have both increased and decreased. As an example, a one-bedroom, one-bathroom apartment unit (563 square feet) rented for $300 in 1993, $299 in 1994, $315 in 1995, $345 in 1996, and $425 in 1997. The
average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $5.74, $5.72, $6.03, $6.60 and $7.08, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and masonite hardboard on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has an outdoor swimming pool with a large deck, a fitness center, a laundry facility, a sand volleyball court and picnic areas. There is also a clubhouse which includes an entertainment area and a leasing office. There is ample paved parking for the tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each apartment unit has a wood-burning fireplace, a screened porch or balcony, ceiling fans, mini blinds and vertical blinds. The largest one-bedroom units and the two-bedroom units include full-sized washer/dryer connections. The owner of the Property pays for cold water, gas usage for hot water, sewer service and trash removal. Tenants pay for their own electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least five apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in the nearby competing properties averaged approximately 95% at March 31, 1998.

     According to information provided by the Seller, physical occupancy at the Property averaged approximately 85% in 1992, 87% in 1993, 96% in 1994, 95% in 1995, 94% in 1996, and 95% during 1997. As of March 31, 1998, the Property was 80% occupied, counting as vacant the 12 units recently damaged by fire. Of the 188 units available for rental, 160, or 85% of 188, were rented as of March 31, 1998. The tenants are a mix of white-collar workers, blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information of the
Property:


                                 ASSESSED
        JURISDICTION              VALUE            RATE             TAX
        ------------              -----            ----             ---
County of Tarrant .........    $3,300,000      $  2.01160      $  66,382.67
City of Benbrook ..........     3,300,000         0.78500         25,905.00
                                                               ------------
 Total ....................                                    $  92,287.67




     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,993,650) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $95,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                             MAIN PARK APARTMENTS
                              DUNCANVILLE, TEXAS

     On February 4, 1998, the Company purchased the Main Park Apartments located at 1303 South Main Street in Duncanville (southwest of Dallas), Texas (The "Property").

     The Property comprises 192 apartment units. The purchase price for the Property was $8,000,000. The seller was MGW Apartments Partnership, a Texas limited partnership which is not affiliated with the Company, Apple Residential Advisors, Inc. or their Affiliates. The entire purchase price was paid using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located on South Main Street in Duncanville, southwest of Dallas, within the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, or as it is called locally, "The Metroplex." For information on The Metroplex, see under "Brookfield Apartments."

     The immediate area surrounding the Property consists of other multi-family, single-family, commercial and retail development. The Property is located near restaurants, businesses, schools, and churches, and is readily accessible from Interstate 20 and Highway 67. The Property is an approximately 20-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 192 garden-style apartment units in 24 two-story buildings on approximately 10.4 acres of land. The Property was constructed in 1984.

     The Property offers eight different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                          APPROXIMATE
                                                           INTERIOR        MONTHLY
 QUANTITY                      TYPE                     SQUARE FOOTAGE     RENTAL
 --------                      ----                     --------------     ------
    49       One bedroom/one bathroom                         757           $579
    11       One bedroom/one bathroom (view)                  757            609
    22       One bedroom/one bathroom w/den                   901            689
     8       One bedroom/one bathroom w/den (view)            901            709
    39       Two bedrooms/two bathrooms                     1,056            749
    15       Two bedrooms/two bathrooms (view)              1,056            769
    38       Two bedrooms/two bathrooms                     1,058            769
    10       Two bedrooms/two bathrooms (view)              1,058            789





     The apartments provide a total of approximately 180,000 square feet of net rentable area.

     The Company believes that the Property has generally been well maintained and is in good condition. The Company has budgeted approximately $144,000 (and as of March 31, 1998 had expended approximately $11,332) for additional capital improvements to the Property. These improvements will include clubhouse renovations, exterior painting and interior upgrades.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bathroom apartment unit (1,058 square feet) rented for $608 in 1993, $618 in 1994, $655 in 1995, $683 in 1996 and $702 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.08, $7.20, $7.63, $7.96, and $8.18, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and masonite hardboard siding on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has two outdoor swimming pools, a jacuzzi, two laundry facilities and a wooded creek view. There is also a clubhouse which includes a kitchen, entertainment area and leasing office. There is ample paved parking for the tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen, bath, entry and utility areas. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each apartment unit has a fireplace, washer/dryer connections, miniblinds, exterior storage and a private balcony or patio. All upstairs units have vaulted ceilings. The owner of the Property pays for cold water, gas usage for hot water, sewer service and trash removal. Tenants pay for their own electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least four apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in the nearby competing properties averaged approximately 94% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1993, 95% in 1994, 96% in 1995, 96% in 1996, and 96% in 1997. As of March 31, 1998, the Property was 96% occupied. The tenants are a mix of white-collar workers, blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information of the
Property:





                                       ASSESSED
           JURISDICTION                 VALUE            RATE              TAX
           ------------                 -----            ----              ---
       County of Dallas .........    $6,850,180       $ 2.80107       $ 191,878.34





     The basis of the depreciable residential real property portion of the Property (currently estimated at about $7,642,926) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $160,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                             TIMBERGLEN APARTMENTS
                                 DALLAS, TEXAS

     On February 13, 1998, the Company purchased the Timberglen Apartments located at 3773 Timberglen Road in Dallas, Texas (The "Property"). The Property comprises 304 apartment units.

     The purchase price for the Property was $12,000,000. The seller was Timberglen Apartments, Ltd., a Texas limited partnership which is not affiliated with the Company, Apple Residential Advisors, Inc. or their Affiliates. The entire purchase price was paid using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the north area of Dallas, within the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, or as it is called locally, "The Metroplex." For information on The Metroplex, see under "Brookfield Apartments."

     The immediate area surrounding the Property consists of other multi-family, commercial and retail development. The Property is located near restaurants, businesses, schools, and churches, and is readily accessible from Interstate 35, the North Dallas Tollway, Central Expressway and LBJ Freeway. The Property is an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 304 garden and townhouse style apartment units in 28 two-story and three-story buildings on approximately 10.5 acres of land. The Property was constructed in 1984.

     The Property offers five different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                        APPROXIMATE
                                                         INTERIOR        MONTHLY
 QUANTITY                     TYPE                     SQUARE FOOTAGE     RENTAL
 --------                     ----                     --------------     ------
    120      One bedroom/one bathroom                       512           $495
     80      One bedroom/one bathroom                       743            585
     32      One bedroom/one bathroom w/den                 841            685
     48      Two bedrooms/two bathrooms                     983            730
     24      Two bedrooms/two bathrooms/studio TH         1,100            850





     The apartments provide a total of approximately 221,000 square feet of net rentable area.

     The Company believes that the Property has generally been well maintained and is in good condition. The Company has budgeted approximately $228,000 (and as of March 31, 1998 had expended approximately $61,440) for additional capital improvements to the Property. These improvements will include clubhouse renovations, landscaping and interior upgrades.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bathroom apartment unit (743 square feet) rented for $410 in 1993, $420 in 1994, $440 in 1995, $485 in 1996 and $510 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.97, $7.14, $7.48, $8.25, and $8.67, respectively.

     The buildings are wood-frame construction with a combination of brick veneer, stucco and masonite hardboard siding on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has a two-tiered outdoor swimming pool, two laundry facilities and an access gate to the Property. The is also a clubhouse which includes a kitchen, entertainment area and a leasing office. There is ample payed parking for the tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and baths. Each apartment until has a cable television hook-up and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher, microwave and garbage disposal. Each apartment unit (other than the smallest one-bedroom unit) has a fireplace and washer/dryer connections. Sixteen units substitute a dryer bar for the fireplace. Each apartment unit (other than the largest two-bedroom unit) has a large patio with exterior storage. All of the upper level units have vaulted ceilings. The owner of the Property pays for cold water, gas usage for hot water, sewer service and trash removal. Tenants pay for their own electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least 10 apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in the nearby competing properties averaged approximately 95% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1993, 95% in 1994, 97% in 1995, 97% in 1996, and 97% in 1997. As of March 31, 1998, the Property was 97% occupied. The tenants are a mix of white-collar workers, blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information of the
Property:





                                                    ASSESSED
                 JURISDICTION                        VALUE            RATE             TAX
                 ------------                        -----            ----             ---
       City of Dallas ........................    $9,423,870      $  0.65160      $  61,405.94
       County of Denton ......................     9,500,000         0.25590         24,310.50
       Carrollton-Farmers Branch ISD .........     9,423,870         1.49610        140,990.52
                                                                                  ------------
        Total ................................                                    $ 226,706.96





     The basis of the depreciable residential real property portion of the Property (currently estimated at about $9,824,675) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $240,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                            COPPER RIDGE APARTMENTS
                               FORT WORTH, TEXAS

     On March 31, 1998, the Company purchased the Copper Ridge Apartments located at 5643 Bellaire Drive South in Fort Worth, Texas (the "Property"). The Property comprises 200 apartment units. The purchase price for the Property was $4,525,000. The seller was Copper Limited Partnership, a Missouri limited partnership which was not affiliated with the Company, Apple Residential Advisors, Inc. or their Affiliates. The entire purchase price as paid using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     The Property is adjacent to the Copper Crossing Apartments, which were purchased by the Company in November 1997. These two properties will be operated by the Company as a single property under the name "Copper Crossing Apartments."

     LOCATION. The Property is located off of Bryant-Irvin Highway in Fort Worth, Texas, in Tarrant County, which is part of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, or as it is called locally, "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on the neighborhood in which the Property is located, see "Copper Crossing" herein.

     DESCRIPTION OF THE PROPERTY. The Property consists of 200 garden-style apartment units in 15 two-story buildings on approximately seven acres of land. The Property was constructed in 1980.

     The Property offers six different unit types. The unit mix and rents being charged new tenants as of March 1998 are as follows:





                                                       APPROXIMATE
                                                        INTERIOR
                                                         SQUARE         MONTHLY
 QUANTITY                     TYPE                       FOOTAGE        RENTAL
 --------                     ----                       -------        ------
    64       One bedroom, one bathroom                      651       $410-455
    48       One bedroom, one bathroom                      732        435-460
    16       One bedroom, one bathroom with den             878        490-560
    32       Two bedrooms, two bathrooms                    918        540-560
    24       Two bedrooms, two bathrooms                    945        555-600
    16       Two bedrooms, two bathrooms with den         1,110        650-675





     The apartments provide a total of approximately 160,000 square feet of net rentable area.

     The Company believes that the Property has generally been well maintained and is in good condition. However, the Company has budgeted approximately $200,000 for repairs and capital improvements to the Property. These repairs and improvements will include clubhouse renovations, exterior painting and wood replacement.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bathroom apartment unit (918 square feet) rented for $420 in 1993, $430 in 1994, $440 in 1995, $450 in 1996, and $450 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996, 1997, was $5.73, $5.87, $6.01, $6.14, and $6.14, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and hardboard ship-lap siding on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has an outdoor swimming pool, laundry facility and barbecue areas. There is also a clubhouse with a leasing office. There is ample paved parking for the tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bathrooms. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each apartment unit has a woodburning fireplace, a screened patio or balcony, ceiling fans, miniblinds and a pass-through bar, and some of the apartment units have washer/ dryer connections. The owner of the Property pays for cold water, gas usage for hot water, sewer service and trash removal. Tenants pay for their own electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least five other apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in the nearby competing properties averaged approximately 94% at March 31, 1998.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1996 and 91% in 1997. Information for earlier periods is not available. As of March 31, 1998, the Property was 90% occupied. The tenants are a mix of white-collar workers, blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information of the
Property:





        JURISDICTION           ASSESSED VALUE         RATE             TAX
        ------------           --------------         ----             ---
County of Tarrant .........      $3,537,000       $  2.01160      $  71,150.15
City of Benbrook ..........       3,537,000          0.78500         27,765.45
                                                                  ------------
 Total ....................                                       $  98,915.60





     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,796,661) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company will pay Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $90,500. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                   POSSIBLE ADDITIONAL PROPERTY ACQUISITIONS

     At the date of this Supplement, the Company is considering the acquisition of the following additional apartment properties:





           NAME                  LOCATION         NUMBER OF UNITS
           ----                  --------         ---------------
       Bitter Creek          Grand Prairie, TX           472
       Emerald Oaks          Grapevine, TX               250
       Hayden's Crossing     Grand Prairie, TX           170
       Newport               Austin, TX                  200
       Pace's Point          Lewisville, TX              300
       Pepper Square         North Dallas, TX            144





     An Affiliate of the Company has entered into purchase contracts with the sellers, all of which are unaffiliated with the Company, the Advisor and their Affiliates. At or before closing, if it occurs, the Affiliate will assign its rights under the purchase contracts to the Company.

     Each of the properties is encumbered by mortgage indebtedness and all of the indebtedness, with the exception of that encumbering the Bitter Creek Apartments, is not prepayable. The Company proposes to assume the existing mortgage indebtedness, other than the indebtedness on the Bitter Creek Apartments, when it acquires the properties. However, the consent of the lenders is required for the acquisitions (other than Bitter Creek) and the assumption of the related indebtedness. The Company is now seeking to obtain the consent of the lenders to the acquisitions and the assumption of the related indebtedness and expects to receive such consent, if at all, within the next 60 days. There is also certain due diligence related to each of the properties that remains to be completed. The Company's Board of Directors has approved the acquisitions with the related assumption of indebtedness, subject to receipt of the lenders' consents and completion of due diligence. There can be no assurance that the lenders will consent to the various acquisitions and the assumption of the related indebtedness or that all due diligence conditions will be removed and, therefore, there is no assurance that the Company will purchase any or all of the properties indicated. However, the Company currently anticipates purchasing those properties as to which it obtains the required lender consent and completes its due diligence, and it is expected that the purchases, if they occur, will occur following satisfactory completion of due diligence as such consents are obtained, which may mean that the properties would be acquired on different dates. Because of the circumstances described herein, there can be no assurance that any of the properties described in this section will be acquired by the Company, but some or all of such properties may be acquired by the Company. It is anticipated that lender consent to some or all of the proposed acquisitions will include the requirement that the Company hold the property in a subsidiary which owns no material assets other than that property. If so required, the Company would expect to hold each such property in a separate partnership indirectly wholly-owned by the Company.

     All  but  the  Newport  Apartments  are  located  in  The  Metroplex.   For
information on The Metroplex, see "Brookfield Apartments" herein. The Newport Apartments are located in Austin, Texas.

     Hayden's Crossing Apartments and Bitter Creek Apartments are located in Grand Prairie, within Tarrant County, southwest of the City of Dallas. The properties are located adjacent to each other and, if both are acquired, they will be combined and operated by the Company as a single apartment complex. Emerald Oaks Apartments are located in Grapevine, within Tarrant County, northwest of the City of Dallas and near the Dallas/Fort Worth International Airport. Pace's Point Apartments are located in Lewisville, within Denton County, northwest of the City of Dallas. Pepper Square Apartments are located in North Dallas, within Dallas County, north of the City of Dallas.

     The purchase price for the Emerald Oaks Apartments is $10,925,000, which would be paid approximately $4,181,000 in cash using proceeds from the sale of Shares and approximately $6,744,000 by assuming debt.

     The purchase price for the Hayden's Crossing Apartments is $4,700,000, which would be paid approximately $1,600,000 in cash using proceeds from the sale of Shares and approximately $3,100,000 by assuming debt.

     The purchase price for the Newport Apartments is $6,325,000, which would be paid approximately $3,255,000 in cash using proceeds from the sale of Shares and approximately $3,070,000 by assuming debt.

     The purchase price for the Pace's Point Apartments is $11,400,000, which would be paid approximately $3,647,000 in cash using proceeds from the sale of Shares and approximately $7,753,000 by assuming debt.

     The purchase price for the Pepper Square Apartments is $5,200,000, which would be paid approximately $1,538,000 in cash using proceeds from the sale of Shares and approximately $3,662,000 by assuming debt.

     If any property is acquired, Cornerstone Realty Income Trust, Inc. will earn a property acquisition fee equal to 2% of the purchase price of the property. At closing, Cornerstone Realty Income Trust, Inc. would be paid a portion of the property acquisition fee corresponding to the portion of the purchase price of the property to be paid in cash by the Company. The total property acquisition fee and the approximate portion thereof expected to be paid at closing for each of the above-described properties are as follows:





                                                            ANTICIPATED
          PROPERTY             TOTAL ACQUISITION FEE     PAYMENT AT CLOSING
          --------             ---------------------     ------------------
Emerald Oaks ..............           $218,500                $83,620
Hayden's Crossing .........             94,000                 32,000
Newport ...................            126,500                 65,100
Paces Point ...............            228,000                 72,940
Pepper Square .............            104,000                 30,760




     The balance of the property acquisition fee would be paid if, when and as the indebtedness assumed at closing is repaid by the Company. If a property is acquired, Cornerstone Realty Income Trust, Inc. will serve as property manager and for its services would be paid by the Company a monthly management fee equal to 5% of the gross revenues of the property plus the reimbursement of certain expenses.

     The following paragraphs set forth additional information on the Bitter Creek Apartments (the acquisition of which is subject to the contingency of additional due diligence but is not subject to a lender consent contingency), based in part on information provided by the prospective seller. As of the date of this Supplement certain issues have been raised by due diligence undertaken by the Company relative to the Bitter Creek Apartments and there is no assurance that such issues can be satisfactorily resolved. Thus, as indicated above, there is no assurance that the Bitter Creek Apartments will be acquired by the Company.

     The purchase price for the property is $13,500,000, which would be expected to be paid entirely in cash using proceeds from the sale of Shares.

     The property was constructed in 1982 and consists of 472 apartment units in 36 buildings on approximately 20.7 acres of land.

     The name of the prospective seller is Bitter Creek L.P., a Texas limited partnership. It is expected that title to the property will be conveyed to the Company by limited warranty deed. The Advisor and the Company believe that the property, if acquired by the Company, will be adequately covered by property and liability insurance.

     If this property is acquired, Cornerstone Realty Income Trust, Inc. will earn a property acquisition fee equal to 2% of the purchase price of the property or $270,000. At closing, Cornerstone Realty Income Trust, Inc. would be paid a portion of the property acquisition fee corresponding to the portion of the purchase price of the property to be paid in cash by the Company. Currently, the Company would expect to pay the entire purchase price in cash at closing. If the property is acquired, Cornerstone Realty Income Trust, Inc. will serve as property manager and for its services would be paid by the Company a monthly management fee equal to 5% of the gross revenues of the property plus the reimbursement of certain expenses.

                                     * * *

     The following table summarizes the mortgage debt that would be assumed in connection with the Company's purchase of the properties described above, if such purchases occur. The information is as of or for the period ending December 31, 1997. As indicated above, the debts on the various properties (with the exception of the debt related to Bitter Creek) cannot be assumed without the consent of the lenders and are not prepayable. If the Bitter Creek Apartments are acquired, the Company would expect to repay the indebtedness on that property (which has a balance of approximately $7,900,000) at the time of closing the acquisition.



                                                                     1997
                                OUTSTANDING                                                         TOTAL ANNUAL
          PROPERTY                BALANCE       INTEREST RATE     INTEREST EXPENSE     MATURITY     DEBT SERVICE
          --------                -------       -------------     ----------------     --------     ------------
Emerald Oaks ..............    $ 6,744,000           6.75%           $  459,607       04/01/07      $  552,000
Hayden's Crossing .........    $ 3,100,000           6.47%           $  201,906       02/28/04      $  247,000
Newport ...................    $ 3,070,000           6.88%           $  206,223       12/01/05      $  249,000
Pace's Point ..............    $ 7,753,000           8.56%           $  665,557       07/01/03      $  727,000
Pepper Square .............    $ 3,662,000           8.60%           $  315,092       06/27/06      $  344,000
TOTALS/AVERAGE ............    $24,329,000           7.60%           $1,848,385                     $2,119,000
                               ===========           ====            ==========                     ==========


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As described above under "Developments Involving Cornerstone Realty Income Trust - Authorization for Additional Share Issuance," on March 31, 1998,
Cornerstone owned approximately 2.5% of the Company's outstanding Shares. Cornerstone's address is 306 East Main Street, Richmond, Virginia 23219. As of March 31, 1998, no person was the beneficial owner of more than five percent of any class of the registrant's voting securities.

     Beneficial ownership of Shares held by Directors and executive officers of the Company as of March 31, 1998 is indicated in the table below. Each person named in the table and included in the Director/officer group has sole voting and investment powers as to such Shares, or shares such powers with his or her spouse and minor children, if any.



                                                            NUMBER OF SHARES
                         NAME                            BENEFICIALLY OWNED(1)     PERCENT OF CLASS
                         ----                            ---------------------     ----------------
Lisa B. Kern . ......................................            6,850.00                 *
Glade M. Knight .....................................            6,117.05                 *
Penelope W. Kyle ....................................            7,350.00                 *
Bruce H. Matson .....................................            6,850.00                 *
All Directors and executive officers as a group .....           27,167.05                 *




----------
 *   Less than one percent of outstanding Shares.

(1) Includes Shares that may be acquired upon the exercise of stock options, as follows: Mss. Kern and Kyle and Mr. Matson -- 6,850 Shares each at $10 per Share.

     In addition, at December 31, 1997, Glade M. Knight owned 170,000 Class B Convertible Shares of the Company, and each of Debra A. Jones and Stanley J. Olander, Jr. owned 15,000 Class B Convertible Shares, constituting collectively all of the Company's issued and outstanding Class B Convertible Shares. Information on the Class B Convertible Shares of the Company is set forth under the caption "Principal and Management Stockholders" in the Prospectus. Ms. Jones and Mr. Olander are executive officers of Cornerstone.

     As discussed in such section of the Prospectus, the number of Shares of the Company into which the Class B Convertible Shares are convertible increases as the Company sells additional Shares in its ongoing public offering. Thus, the holders of the Class B Convertible Shares could derive a benefit if the Company's public offering continues and the exchange ratio of Shares per Class B Convertible Share correspondingly increases. Accordingly, the holders of the Class B Convertible Shares could benefit if any acquisition of the Company by Cornerstone were delayed. However, many other factors could make an acquisition of the Company by Cornerstone undesirable or impracticable, including such factors as Cornerstone perceiving that an acquisition of the Company or its properties is not in Cornerstone's best interest or the inability to obtain necessary director or shareholder approval on behalf of either company. In addition, while Glade M. Knight is an executive officer of both the Company and Cornerstone, and Mr. Olander and Ms. Jones are executive officers of Cornerstone, they do not necessarily control the decisions of either company concerning any possible acquisition of the Company by Cornerstone. As noted above, prospective investors in the Company should consider and evaluate the possibility of Cornerstone acquiring the Company or its assets in making an investment decision relative to the Company, but there can be no assurance that Cornerstone will seek to acquire the Company or its assets or that any proposal by Cornerstone to acquire the Company or its assets would be consummated, or would be consummated on terms deemed favorable by a particular investor in the Company.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company and should be read in conjunction with the consolidated financial statements and related notes of the Company included elsewhere in this Supplement.





                                                                   AS OF DECEMBER 31,
                                                              ---------------------------
                                                                    1997           1996
                                                                    ----           ----
     OPERATING RESULTS
     Rental Income ........................................     $  12,005,968        --
     Net Income ...........................................         3,499,194        --
     Distributions Declared and Paid ......................         3,249,098        --

     PER SHARE
     Net Income ...........................................     $         .54        --
     Distributions ........................................     $         .60        --
     Distributions Representing Return of Capital .........                 0%       --
     Weighted Average Shares Outstanding ..................         6,493,114

     BALANCE SHEET DATA
     Investment in Rental Property ........................     $  89,634,348        --
     Total Assets .........................................     $ 112,485,520      $100
     Shareholders' Equity .................................     $ 109,340,555      $100
     Shares Outstanding ...................................        12,371,829        10

     OTHER DATA Cash Flows from:
       Operating Activities ...............................     $   7,075,025        --
       Investing Activities ...............................     $ (88,753,814)
       Financing Activities ...............................     $ 105,841,261        --
     Number of Communities Owned at Year-End ..............                11        --

     FUNDS FROM OPERATIONS CALCULATION
       Net Income .........................................     $   3,499,194        --
        Depreciation of Real Estate .......................     $   1,898,003        --
                                                                -------------      ----
     Funds from Operations(a) .............................     $   5,397,197        --
                                                                -------------      ----




The Company was formed in 1996 and did not commence operations until January, 1997.

(a) "Funds from operations" is defined as income before gains (losses) on investments and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation and after adjustment for significant nonrecurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts (NAREIT). The Company considers funds from operations in evaluating property acquisitions and its operating performance, and believes that funds from operations should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company's operating performance and liquidity. Funds from operations, which may not be comparable to other similarly titled measures of other REITs, does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion is based on the consolidated financial statements of the Company as of December 31, 1997. This information should be read in conjunction with the selected financial data and the Company's financial statements and notes thereto and the pro forma financial statements and notes thereto included elsewhere in this Supplement. The Company is operated and has elected to be treated as a real estate investment trust (REIT) for federal income tax purposes.

RESULTS OF OPERATIONS

 INCOME AND OCCUPANCY

     As operations of the Company commenced in January 1997, a comparison of the years ended December 31, 1996 and December 31, 1997 is not possible. The results of the Company's property operations for the year ended December 31, 1997 include the results of operations from the 11 proper-ties acquired in 1997 from their respective acquisition dates. Substantially all of the Company's revenue is from the rental operation of its apartment communities. Rental income was $12,005,968 in 1997. Overall average economic occupancy was 93% in 1997. The average rental rate for the portfolio was $555 at December 31, 1997.

 EXPENSES

     Total expenses were $8,271,066 in 1997. The operating expense ratio (the ratio of expenses, excluding depreciation, amortization, and general and administrative expenses, to rental income) was 50% in 1997. The Company contracts its property management to a third party (see Note 6 to the consolidated financial statements). General and administrative expenses totaled 3% of revenues in 1997. These expenses represent the administrative expenses of the Company as distinguished from the operations of the Company's properties. The percentage of general and administrative expenses is expected to decrease as the Company's operations grow. Depreciation of real estate was $1,898,003.

 INTEREST AND INVESTMENT

     The Company earned interest income of $222,676 in 1997 from the investment of its cash and cash reserves. The weighted-average interest rate earned on short-term investments was 4%. The Company incurred $458,384 of interest expense in 1997, associated with short-term borrowings under its line of credit to fund acquisitions. The weighted-average interest rate on the line of credit during 1997 was 7.8%.

LIQUIDITY AND CAPITAL RESOURCES

 EQUITY

     There was a significant change in the Company's liquidity during the year ended December 31, 1997 as the Company commenced operations and thereafter continued to grow. During 1997, the Company sold 12,371,819 shares of its common stock to its investors (including 417,778 shares purchased by Cornerstone Realty Income Trust, Inc. ("Cornerstone") and 197,496 common shares sold through the Company's additional share option), bringing the total number of shares outstanding to 12,371,829. The total gross proceeds from the shares sold were $121,633,733, which netted $109,090,359 to the Company after the payment of brokerage fees and other offering-related costs.

     Using proceeds from the sale of common shares and supplemented by short-term borrowings when necessary, the Company acquired 2,776 apartment units in 12 residential rental communities during 1997. Riverhill Apartments and Chaparosa Apartments are adjoining properties and are operated as one apartment community (subsequently renamed Remington Hills).

     During 1997, the company made the following 12 acquisitions:




                                                        INITIAL          NUMBER          DATE
DESCRIPTION                        LOCATION        ACQUISITION COST     OF UNITS       ACQUIRED
-----------                        --------        ----------------     --------       --------
Brookfield                     Dallas, TX             $ 5,458,485         232        January 1997
Eagle Crest                    Irving, TX              15,650,000         484        January 1997
Tahoe                          Arlington, TX            5,690,560         240        January 1997
Mill Crossing                  Arlington, TX            4,544,121         184       February 1997
Wildwood                       Euless, TX               3,963,519         120          March 1997
Toscana                        Dallas, TX               5,854,531         192          March 1997
Polo Run                       Arlington, TX            6,858,974         224          March 1997
The Arbors on Forest Ridge     Bedford, TX              7,748,907         210          April 1997
Pace's Cove                    Dallas, TX               9,277,355         328           June 1997
Chaparosa                      Irving, TX               5,825,000         170         August 1997
River Hill                     Irving, TX               7,275,000         192         August 1997
Copper Crossing                Fort Worth, TX           4,750,000         200       November 1997

 NOTES PAYABLE

     The Company seeks to hold all of its properties on an unsecured basis. The Company obtained a $20 million unsecured line of credit with a commercial bank. The line expires on March 31, 1998. The line bears interest at LIBOR plus 200 basis points. The line of credit is used to fund acquisitions on a short-term basis and is sought to be repaid, generally within 60 days, with proceeds from the offering. The Company plans to continue to use its $20 million unsecured line of credit to facilitate the timely acquisition of properties, if proceeds from the Company's "best efforts" offering are unavailable at the time of a proposed acquisition. It is anticipated that any borrowings will be curtailed through the sale of additional shares, although there can be no assurance that such sales will be sufficient to repay such borrowings. If the future sale proceeds were insufficient, the Company could seek to extend the maturity date or pay the balance of the loan due from its rental operations or cash reserves.

     At year-end, there were no outstanding balances on the acquisition line of credit.

 CASH AND CASH EQUIVALENTS

     Cash and cash equivalents totaled $24,162,572 at December 31, 1997. During the year, the Company distributed $3,249,098 to its shareholders, of which $1,974,949 was reinvested in additional shares under the terms of the Company's Additional Share Option. The reinvested funds netted the company $1,777,454 after payment of brokerage fees. During the year, the Company distributed $168,364 to Cornerstone on shares that had been purchased by Cornerstone.

 CAPITAL REQUIREMENTS

     The Company has an ongoing capital commitment to fund its renovation program for acquired properties. In addition, the Company expects to acquire new properties during the year. The Company anticipates that it will continue to operate as it did in 1997 and fund these cash needs from a variety of sources including equity, cash reserves, and debt provided by its line of credit.

     The Company continues to renovate its properties. In connection with these renovations, the Company capitalized improvements of $3.6 million in 1997.
Approximately $5 million of additional capital improvements are budgeted for 1998 on the existing property portfolio which are expected to be funded through cash reserves and dividend reinvestment.

     The Company has short-term cash flow needs in order to conduct the operation of its properties. The rental income generated from the properties supplies ample cash to provide for the payment of these operating expenses and the payment of distributions to shareholders. The Company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code. As a result, the Company has no provision for taxes, and thus there is no effect on the Company's liquidity.

     Capital resources are expected to grow with the future sale of its shares and from cash flow from operations. Approximately 61% of all 1997 distributions were reinvested in additional common shares. In general, the Company's liquidity and capital resources are believed to be more than adequate to meet its cash requirements during 1998.

     The Company is expecting to continue with significant growth during 1998. The company plans to have monthly equity closings in 1998, until the offering is fully funded, or until such time as the Company may opt to discontinue it. It is anticipated that the equity funds will be invested in additional apartment communities. Since year-end 1997, the Company purchased two additional apartment properties, using share sale proceeds, and is evaluating other potential acquisitions.

     In addition to shares sold in the public offering, as of December 31, 1997, Cornerstone owned 417,778 common shares of the Company at a cost of $3,760,000 which represents approximately 3% of the Company's common shares outstanding at December 31, 1997. These shares are purchased outside of the above-referenced public offering. In 1997, the Company granted Cornerstone a continuing right to own up to 9.8% of the common shares of Apple at the market price, net of selling commissions.

     The Company also has granted Cornerstone a "first right of refusal" to purchase the properties or business of Apple. Cornerstone has stated in its public filings its intent to make periodic evaluations on the feasibility of purchasing the Company.

IMPACT OF YEAR 2000

     Some computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system miscalculation causing disruptions of operations. The Company has completed an assessment of its programs and has begun to modify or replace portions of its software, so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost will be expensed as incurred and is not expected to have a material effect on the results of operations. This project is estimated to be completed by December 31, 1998, which is prior to any impact on the Company's systems.

IMPACT OF INFLATION

     The Company does not believe that inflation had any significant impact on the operation of the Company in 1997. Future inflation, if any, would likely cause increased operating expenses, but the company believes that increases in expenses would be more than offset by increases in rental revenues. Continued inflation may also cause capital appreciation of the Company's properties over time, as rental rates and replacement costs increase.

                 TRANSFER OF ASSETS TO SUBSIDIARY PARTNERSHIP

     Originally, the Company's Properties were acquired and owned directly by the Company without the interposition or use of any subsidiary companies. Company management determined that the direct ownership of its Properties could inhibit in certain respects the Company's flexibility in planning certain transactions or acquisitions. For example, the direct-ownership structure makes it difficult, if not impossible, for potential sellers of properties to exchange their properties for equity interests in the Company in a manner that could defer tax liabilities for the sellers. Company management felt that this lack of flexibility could hinder the Company's acquisition of desirable properties from sellers seeking such tax deferral. Furthermore, Company management believed that the direct-ownership structure tended to maximize the Company's exposure to certain franchise taxes.

     Based upon the foregoing, Company management proposed to the Board of Directors, and the Board of Directors adopted and submitted for approval by the Shareholders, a proposal the effect of which would be to transfer the apartment properties of the Company to a newly-organized limited partnership indirectly wholly-owned by the Company.

     The Board of Directors approved and submitted to the Shareholders (with its recommendation for adoption) the following resolutions (collectively, the "Reorganization Proposal");

       RESOLVED, that the Company transfer any and all of the Company's multifamily rental apartment communities (including all assets associated therewith) to a partnership to be created by the Company, the partners of which will be the Company or entities wholly-owned, directly or indirectly, by the Company; and

       RESOLVED, that the following be added as a new Article XIII to the Company's Bylaws:



                                  ARTICLE XIII
                    CONDUCT OF BUSINESS THROUGH SUBSIDIARIES

       13.1 Subsidiaries. To the extent permitted by the Articles of Incorporation, these Bylaws (excluding Section 9.1(i) hereof, which shall not be construed to prohibit anything contemplated by this Article XIII) and applicable law (including any required consent of the Directors and Shareholders under applicable law), the Company may conduct its business through subsidiary companies owned or controlled by the Company (or its subsidiaries). Any such subsidiary company is referred to as a

   "Subsidiary Company" and collectively such subsidiary companies are referred to as the "Subsidiary Companies." It is specifically acknowledged that the conduct of the Company's business through a Subsidiary Company or Subsidiary Companies may be effected and undertaken by the transfer by the Company of properties to, the acquisition of properties by, and the ownership and operation of properties in, a partnership all of whose interests are initially owned by the Company and/or a Subsidiary Company or Subsidiary Companies. However, the transfer described in the preceding sentence shall not constitute an event permitting conversion of the Company's Class B Convertible Shares.

       13.2 Interpretation and Application of Bylaws. If and to the extent (i) the Company conducts its business through Subsidiary Companies, or (ii) there are properties which, in the absence of Subsidiary Companies, would be owned and operated by the Company but such properties are instead owned and operated by Subsidiary Companies, restrictions on the power of the Company to engage in certain transactions and restrictions on the authority of Directors and officers of the Company in these Bylaws, and in particular the restrictions contained in Articles VIII, IX and X of these Bylaws, shall be interpreted and applied to Subsidiary Companies in the same manner as they apply by their terms to the Company to the extent necessary to ensure that the Bylaw provision is given the effect intended notwithstanding that the Company's business is conducted through Subsidiary Companies instead of by the Company directly. The Company shall exercise any rights and powers it has as an owner or partner (directly or indirectly) of a Subsidiary Company consistently with this provision.

       13.3 Certain Shareholder Consents. If a transaction involving the proposed sale or other transfer, whether by sale, exchange, merger, consolidation, lease, share exchange or otherwise, by a Subsidiary Company would require pursuant to applicable law the consent or approval of Shareholders if the Company owned directly, and were proposing the sale or other transfer of, the relevant assets, the Company shall not approve, undertake or effectuate any such proposed sale or other transfer through such Subsidiary Company without first obtaining the consent or approval of the Shareholders of the Company.

     Pursuant to notice duly given, to all Shareholders of record on October 31, 1997, in a Proxy Statement dated November 26, 1997, a Special Meeting of Shareholders of the Company was held at 3:00 p.m. on Wednesday, December 17, 1997, at the offices of McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia. At the Special Meeting, Shareholders were asked to consider and vote on the Reorganization Proposal. There being insufficient votes to approve the Reorganization Proposal at that time, the meeting was adjourned and then reconvened after adjournment on December 19, 1997 at 2:00 p.m. A vote was then taken on the Reorganization Proposal. As of the record date, there were 10,108,598 Common Shares outstanding and entitled to vote. A total of 6,845,381 Common Shares were present in person or by proxy. A total of 6,823,288 Common Shares voted in favor of the Reorganization Proposal. A total of 11,785 Common Shares voted against the Reorganization Proposal and a total of 10,308 Common Shares abstained. The Reorganization Proposal was adopted, as 67.5%, or more than two-thirds, of the Common Shares outstanding and entitled to vote approved the Reorganization Proposal.

REORGANIZATION

     In light of the foregoing and as further described herein, the Company transferred the Properties to a Virginia limited partnership, the partners of which are two newly created, wholly-owned subsidiaries of the Company.

     The Company formed the two wholly-owned subsidiaries, Apple Limited, Inc. and Apple General, Inc., as Virginia corporations. The Company then transferred an undivided 99 percent interest in the Properties to Apple Limited, Inc. and an undivided 1 percent interest in the Properties to Apple General, Inc. Apple Limited, Inc. and Apple General, Inc. together formed the limited partnership, Apple REIT Limited Partnership (the "Partnership"), as a Virginia limited partnership. Apple Limited, Inc. contributed its 99% interest in the Properties to the Partnership in exchange for a 99% limited partnership interest in the Partnership. Apple General, Inc. contributed its 1% interest in the Properties to the Partnership in exchange for a 1% general partnership interest in the Partnership. The Properties were transferred to the Partnership on December 29, 1997. The Partnership now holds the Properties and conducts the business activities of the Company associated with the Properties.

     The following diagrams set forth the original structure of the Company's ownership of the Properties and the structure that is in effect following implementation of the Reorganization:

    Prior Company Structure           Company Structure Following Reorganization
    -----------------------           ------------------------------------------








                                    [DIAGRAM]








EFFECT OF THE REORGANIZATION AND BYLAW AMENDMENTS

     Shareholders effectively continue to hold the same ownership interest in the Properties following the Reorganization, through the Company's 100% ownership of Apple Limited, Inc. (which owns a 99% interest in the Partnership), and 100% ownership of Apple General, Inc. (which owns a 1% interest in the Partnership). Apple General, Inc., as general partner of the Partnership, will manage the affairs of the Partnership. The Company, as sole shareholder of Apple General, Inc., will be entitled to exercise the rights of a 100%-shareholder with respect to Apple General, Inc., including the election and removal of directors of that company. At the present time, Glade M. Knight, Chairman of the Board and Chief Executive Officer of the Company, is the sole director and President of Apple General, Inc. No substantive change in the rights of the Shareholders is intended to occur as a result of the Reorganization. To give effect to this intent, there are now in effect amendments to the Company's Bylaws (set forth above) designed to retain existing Bylaw restrictions on the Company and its directors and officers, and to retain certain existing Shareholder rights, notwithstanding the technical changes in legal ownership effected by the Reorganization. The transfers described in the Reorganization are expected to be tax-free transfers at both the state and federal level.

                        FEDERAL INCOME TAX DEVELOPMENTS

     For a discussion of material federal income tax consequences applicable to distributions to Shareholders and the Company's election to be taxed as a REIT, see "Federal Income Tax Consequences" in the Prospectus.

     Prospective investors should be aware that the Taxpayer Relief Act of 1997 (the "1997 Act") made numerous changes to the Code, including reducing the maximum tax rate imposed on net capital gains from the sale of assets held for more than 18 months by individuals, trusts and estates. The 1997 Act also makes certain changes to the requirements to qualify as a REIT and to the taxation of REITs and their shareholders.

     The 1997 Act includes several provisions that are intended to simplify the taxation of REITs. These provisions are effective for taxable years beginning after the date of enactment of the 1997 Act which, as to the Company, is its taxable year commencing January 1, 1998. First, in determining whether a REIT satisfies certain income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed one percent of all amounts received directly or indirectly by the REIT with respect to that property. For this purpose, the amount that a REIT will be deemed to have received for performing impermissible services is at least 150% of the direct cost to the REIT of providing those services. Second, certain non-cash income, including income from cancellation of indebtedness and original issue discount, will be excluded from income in determining the amount of dividends that a REIT is required to distribute. However, the REIT will still be subject to tax on this income to the extent it is not offset by the dividends-paid deduction. Third, a REIT may elect to retain and pay income tax on any net long-term capital gains and require its shareholders to include such undistributed net capital gains in their income. If a REIT makes such an election, the REIT's shareholders would receive a tax credit attributable to their shares of capital gains tax paid by a REIT on the undistributed net capital gains that was included in the shareholders' income, and such shareholders would receive an increase in the basis of their share in the amount of undistributed net capital gain included in their income reduced by the amount of the credit. Fourth, the 1997 Act repeals the requirement that a REIT receive less than 30% of its gross income from the sale or disposition of stock or securities held for less than one year, gain from prohibited transactions, and gain from certain sales of real property held less than four years. Finally, the 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently cease to qualify as a REIT.

                                    EXPERTS

     The consolidated financial statements of Apple Residential Income Trust, Inc. at December 31, 1997 and 1996, and for the year in the period ended December 31, 1997, appearing in this Prospectus and Post-Effective Amendment No. 6 to the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Certain Statements of Income and Direct Operating Expenses of properties, included herein, have been included herein in reliance on the reports of L.P. Martin & Company, P.C., independent certified public accountants, also included herein, and upon the authority of said firm as experts in accounting and auditing.

                    UPDATE ON EXPERIENCE OF PRIOR PROGRAMS

     The following tables set forth updated information (through December 31, 1997) on Cornerstone Realty Income Trust, Inc. ("Cornerstone"), a real estate investment trust which was organized by Affiliates of the Advisor of Apple Residential Income Trust, Inc. Please refer to "Experience of Prior Programs" on pages 66 through 70 of the Prospectus for additional information, including the definition of terms used herein.

              TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

     Table I presents a summary of the funds raised and the use of those funds by Cornerstone, whose investment objectives are similar to those of the Company and whose offering closed within three years ending December 31, 1997.


     Dollar Amount Offered .................................... $368,536,368
     Dollar Amount Raised ..................................... $368,536,368
     Less Offering Expenses:
       Selling Commissions and Discounts ......................         7.19%
       Organizational Expenses ................................         3.42%
       Other ..................................................         0.00%
     Reserves .................................................         3.00%
     Percent Available for Investment .........................        86.39%
     Acquisition Costs:
       Prepaid items and fees to purchase property ............        85.12%
       Cash down payment ......................................         0.00%
       Acquisition fees .......................................         1.27%
       Other ..................................................         0.00%
     Total Acquisition Costs ..................................        86.39%
     Percent Leverage (excluding unsecured debt) ..............         0.00%
     Date offering began ......................................     May 1993
     Length of offering (in months) ...........................           54
     Months to invest amount available for investment .........           54


             TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

     Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates (i) by programs organized by it and closed within three years ended December 31, 1997, and (ii) by all other programs during the three years ended December 31, 1997.



                                                                                     OTHER
                                                                CORNERSTONE         PROGRAM
                                                                -----------         -------
Date offering commenced ...................................     May 1993          Various
Dollar amount raised ......................................   $368,536,368       $ 35,483,175
Amounts paid to Prior Program Sponsor from proceeds of of-
 fering:
 Acquisition fees
   Real Estate commission .................................   $  4,075,337       $          0
   Advisory fees ..........................................   $    515,689       $          0
   Other ..................................................   $          0       $          0
Cash generated from operations before deducting payments to
 Prior Program Sponsor ....................................   $ 67,583,917       $  9,069,403
Aggregate compensation to Prior Program Sponsor
 Management and accounting fees ...........................   $  3,088,348       $  1,137,934
 Reimbursements ...........................................   $  2,717,655       $          0
 Leasing fees .............................................   $          0       $          0
 Other fees ...............................................   $          0       $          0
There have been no fees from property sales or refinancings

                TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS

     Table III presents a summary of the annual operating results for Cornerstone, the only offering closed in the five years ending December 31, 1997. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.



                                                          1997                1996              1995             1994
                                                                              ----              ----             ----
Capital contributions by year ..................     $  63,485,868       $ 176,885,206      $71,771,027      $23,496,784
Gross revenue ..................................     $  71,970,624       $  40,352,955      $16,300,821      $ 8,177,576
Operating expenses .............................     $  29,948,366       $  18,696,781      $ 8,180,016      $ 4,690,941
Interest income (expense) ......................     $  (7,230,205)      $  (1,140,667)     $   (68,061)     $   110,486
Depreciation ...................................     $  15,163,593       $   8,068,063      $ 2,788,818      $ 1,210,818
Net income (loss) GAAP basis ...................     $  19,225,553       $  (4,169,849)     $ 5,229,715      $ 2,386,303
Taxable income .................................     $           0       $           0      $         0      $         0
Cash generated from operations .................     $  30,863,533       $  20,162,776      $ 9,618,956      $ 3,718,086

Less cash distributed to investors .............     $  31,324,870       $  15,934,901      $ 6,316,185      $ 2,977,136
Cash generated after cash distribution .........     $    (461,337)      $   4,227,875      $ 3,302,771      $   740,950
Special items
 Capital contributions, net ....................     $  63,485,868       $ 144,798,035      $71,771,027      $23,496,784
 Fixed asset additions .........................     $ 157,859,343       $ 194,519,406      $75,589,089      $28,557,568
 Line of credit ................................     $  96,166,141       $  41,603,000      $ 3,300,000      $ 5,000,000
Cash generated .................................     $   1,331,335       $  (3,890,496)     $ 2,784,709      $   680,166
End of period cash .............................     $   4,513,986       $   3,182,651      $ 7,073,147      $ 4,288,438
Tax and distribution data per $1,000 in-
 vested ........................................
Federal income tax results
 Cornerstone Realty Income Trust is a
   REIT and thus is not taxed at the cor-
   porate level
Cash distributions to investors
 Source (on GAAP basis)
   Investment income ...........................     $          77       $          85      $        80      $        70
   Return of capital ...........................     $          23       $          14      $        16      $        19
 Source (on Cash basis)
   Sales .......................................     $           0       $           0      $         0      $         0
   Refinancings ................................     $           0       $           0      $         0      $         0
   Operations ..................................     $         100       $          99      $        96      $        89
   Other .......................................     $           0       $           0      $         0      $         0


                  INDEX TO FINANCIAL STATEMENTS OF THE COMPANY

                                                                                              PAGE
                                                                                              ----
COMPANY FINANCIAL STATEMENTS

 Report of Independent Auditors ..........................................................    F-2
 Consolidated Balance Sheets as of December 31, 1997 and December 31, 1996 ...............    F-3
 Consolidated Statement of Operations for the Year Ended December 31, 1997 ...............    F-4
 Consolidated Statement of Shareholders' Equity for the Year Ended December 31, 1997 .....    F-4
 Consolidated Statement of Cash Flows for the Year Ended December 31, 1997 ...............    F-5
 Notes to Consolidated Financial Statements ..............................................    F-6


PROPERTY FINANCIAL STATEMENTS
 Brookfield Apartments:
   Independent Auditors' Report ..........................................................   F-13
   Historical Statement of Income and Direct Operating Expenses ..........................   F-14
 Eagle Crest I & II Apartments:
   Independent Auditors' Report ..........................................................   F-15
   Historical Statement of Income and Direct Operating Expenses ..........................   F-16
 Tahoe Apartments:
   Independent Auditors' Report ..........................................................   F-17
   Historical Statement of Income and Direct Operating Expenses ..........................   F-18
 Mill Crossing Apartments:
   Independent Auditors' Report ..........................................................   F-19
   Historical Statement of Income and Direct Operating Expenses ..........................   F-20
 Polo Run Apartments:
   Independent Auditors' Report ..........................................................   F-21
   Historical Statement of Income and Direct Operating Expenses ..........................   F-22
 Wildwood Apartments:
   Independent Auditors' Report ..........................................................   F-23
   Historical Statement of Income and Direct Operating Expenses ..........................   F-24
 Toscana Apartments:
   Independent Auditors' Report ..........................................................   F-25
   Historical Statement of Income and Direct Operating Expenses ..........................   F-26
 Arbors on Forest Ridge Apartments:
   Independent Auditors' Report ..........................................................   F-27
   Historical Statement of Income and Direct Operating Expenses ..........................   F-28
 Pace's Cove Apartments:
   Independent Auditors' Report ..........................................................   F-29
   Historical Statement of Income and Direct Operating Expenses ..........................   F-30
 Remington Hills at Las Colinas (formerly, Chaparosa and Riverhill Apartments):
   Independent Auditors' Report (Chaparosa Apartments) ...................................   F-31
   Historical Statement of Income and Direct Operating Expenses (Chaparosa Apartments)....   F-32
   Independent Auditors' Report (Riverhill Apartments) ...................................   F-33
   Historical Statement of Income and Direct Operating Expenses (Riverhill Apartments) ...   F-34
 Copper Crossing Apartments:
   Independent Auditors' Report ..........................................................   F-35
   Historical Statement of Income and Direct Operating Expenses ..........................   F-36
 Main Park Apartments:
   Independent Auditors' Report ..........................................................   F-37
   Historical Statement of Income and Direct Operating Expenses ..........................   F-38
 Timberglen Apartments:
   Independent Auditors' Report ..........................................................   F-39
   Historical Statement of Income and Direct Operating Expenses ..........................   F-40
 Copper Ridge Apartments:
   Independent Auditors' Report ..........................................................   F-41
   Historical Statement of Income and Direct Operating Expenses ..........................   F-42

PRO FORMA FINANCIAL STATEMENTS
 Pro Forma Consolidated Balance Sheet as of December 31, 1997 (Unaudited) ................   F-43
 Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1997
   (Unaudited) ...........................................................................   F-44


                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Apple Residential Income Trust, Inc.

     We have audited the accompanying consolidated balance sheets of Apple Residential Income Trust, Inc. (the "company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple Residential Income Trust, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.



                                            Ernst & Young LLP


Richmond, Virginia
February 13, 1998

                          CONSOLIDATED BALANCE SHEETS



                                                                                 AS OF DECEMBER 31,
                                                                           -------------------------------
                                                                                 1997             1996
                                                                                 ----             ----
Assets
Investment in rental property ..........................................
 Land ..................................................................     $ 15,396,823
 Building and improvements .............................................       73,113,886             --
 Furniture and fixtures ................................................        1,123,639             --
                                                                             ------------      ---------
                                                                               89,634,348             --
Less accumulated depreciation ..........................................       (1,898,003)            --
                                                                             ------------      ---------
                                                                               87,736,345
Cash and cash equivalents ..............................................       24,162,572      $     100
Prepaid expenses .......................................................          142,581             --
Other assets ...........................................................          444,022             --
                                                                             ------------      ---------
                                                                               24,749,175            100
                                                                             ------------      ---------
Total Assets ...........................................................     $112,485,520      $     100
                                                                             ============      =========
Liabilities and Shareholders' Equity
Accounts payable .......................................................     $    536,324             --
Accrued expenses .......................................................        2,143,888             --
Rents received in advance ..............................................           70,051             --
Tenant security deposits ...............................................          394,702             --
                                                                             ------------      ---------
Total Liabilities ......................................................        3,144,965             --
Shareholders' Equity
Common stock, no par value, authorized 50,000,000 shares; issued
 and outstanding 12,371,829 shares and 10 shares, respectively .........      109,090,459      $     100
Class B convertible stock, no par value, authorized 200,000 shares;
 issued and outstanding 200,000 shares .................................           20,000         20,000
Receivable from officer-shareholder ....................................          (20,000)       (20,000)
Net income greater than distributions ..................................          250,096             --
                                                                             ------------      ---------
                                                                              109,340,555            100
                                                                             ------------      ---------
Total Liabilities and Shareholders' Equity .............................     $112,485,520      $     100
                                                                             ============      =========

                             See accompanying notes.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                            FOR THE YEAR ENDED
                                                            DECEMBER 31, 1997
                                                            -----------------
     Revenue
      Rental income ......................................     $12,005,968
     Expenses
      Property and maintenance ...........................       3,571,484
      Taxes and insurance ................................       1,765,741
      Property management ................................         656,267
      General and administrative .........................         351,081
      Amortization .......................................          28,490
      Depreciation of rental property ....................       1,898,003
                                                               -----------
     Total expenses ......................................       8,271,066

     Income before interest income (expense) .............       3,734,902
      Interest income ....................................         222,676
      Interest expense ...................................        (458,384)
                                                               -----------
     Net income ..........................................     $ 3,499,194
                                                               ===========
     Basic and diluted earnings per common share .........     $      0.54
                                                               ===========



                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                            COMMON STOCK           CONVERTIBLE CLASS B STOCK
                                      ----------------------      --------------------------
                                        NUMBER                      NUMBER
                                      OF SHARES       AMOUNT      OF SHARES           AMOUNT
                                      ---------       ------      ---------           ------
Balance at December 31, 1996 ......          10    $        100    200,000           $20,000
Net proceeds from the sale of
 shares ...........................  11,756,545     103,552,905         --                --
Net income ........................          --              --         --                --
Cash distributions declared to
 shareholders ($.60 per share) ....          --              --         --                --
Shares issued to Cornerstone Re-
 alty Income Trust, Inc. ..........     417,778       3,760,000         --                --
Shares issued through Additional
 Share Option .....................     197,496       1,777,454         --                --
                                     ----------    ------------    -------           -------
Balance December 31, 1997 .........  12,371,829    $109,090,459    200,000           $20,000
                                     ==========    ============    =======           =======

                                      RECEIVABLE
                                         FROM        NET INCOME         TOTAL
                                      PRINCIPAL     GREATER THAN    SHAREHOLDERS'
                                     SHAREHOLDER   DISTRIBUTIONS       EQUITY
                                     -----------   -------------       ------
Balance at December 31, 1996 ......   $ (20,000)   $           0    $        100
Net proceeds from the sale of
 shares ...........................          --               --     103,552,905
Net income ........................          --        3,499,194       3,499,194
Cash distributions declared to
 shareholders ($.60 per share) ....          --       (3,249,098)     (3,249,098)
Shares issued to Cornerstone Re-
 alty Income Trust, Inc. ..........          --               --       3,760,000
Shares issued through Additional
 Share Option .....................          --                        1,777,454
                                      ---------    -------------    ------------
Balance December 31, 1997 .........   $ (20,000)   $     250,096    $109,340,555
                                      =========    =============    ============

                            See accompanying notes.

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                              FOR THE YEAR ENDED
                                                                              DECEMBER 31, 1997
                                                                              -----------------
     From operating activities:
       Net income ........................................................      $   3,499,194
       Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization .....................................          1,926,493
       Amortization of deferred loan costs ...............................             60,490
     Changes in operating assets and liabilities:
       Prepaid expenses ..................................................           (142,581)
       Other assets ......................................................           (533,002)
       Accounts payable ..................................................            536,324
       Accrued expenses ..................................................          1,631,776
       Rent received in advance ..........................................             70,051
       Tenant security deposits ..........................................             26,280
                                                                                -------------
        Net cash provided by operating activities ........................          7,075,025

     From investing activities:
       Acquisitions of rental property, net of liabilities assumed .......        (85,147,726)
       Capital improvements ..............................................         (3,606,088)
                                                                                -------------
        Net cash used in investing activities ............................        (88,753,814)

     From financing activities:
       Proceeds from short-term borrowings ...............................         39,640,000
       Repayments of short-term borrowings ...............................        (39,640,000)
       Net proceeds from issuance of shares ..............................        109,090,359
       Cash distributions paid to shareholders ...........................         (3,249,098)
                                                                                -------------
        Net cash provided by financing activities ........................        105,841,261
        Increase in cash and cash equivalents ............................         24,162,472
     Cash and cash equivalents, beginning of year ........................                100
                                                                                -------------
     Cash and cash equivalents, end of year ..............................      $  24,162,572
                                                                                =============


                            See accompanying notes.

                    APPLE RESIDENTIAL INCOME TRUST, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Apple Residential Income Trust, Inc., together with its subsidiaries Apple Limited, Inc., Apple General, Inc., and Apple REIT Limited Partnership, (the "company"), is an externally advised real estate investment trust formed on August 7, 1996 as a Virginia corporation. The company is an owner of residential apartment communities in Texas. All of the company's apartment communities are located in the Dallas/ Fort Worth, Texas metropolitan area. All operations commenced in January, 1997; therefore, no statements of operations or cash flows are presented for periods prior to January 1997. The accompanying consolidated financial statements include the accounts of the company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value.

INVESTMENT IN REAL ESTATE

     The investment in rental property is recorded at the depreciated cost and includes real estate brokerage commissions paid to Apple Realty Group, Inc. and Cornerstone Realty Income Trust, Inc. ("Cornerstone") (See Note 6 to the consolidated financial statements).

     The company records impairment losses on rental property used in the operations if indicators of impairment are present and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset's fair value and its carrying value.

     Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 27.5 years for buildings and major improvements and a range from five to ten years for furniture and fixtures.

INCOME RECOGNITION

     Rental, interest, and other income are recorded on an accrual basis. The company's properties are leased under operating leases that, typically, have terms that do not exceed one year.

DEFERRED FINANCING COSTS

     Deferred financing costs are generally amortized over a period not to exceed the term of the related debt. Amortization of deferred financing costs is classified as interest expense in the consolidated statements of operations.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

STOCK INCENTIVE PLANS

     The company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. As discussed in
Note 5, the alternative fair value accounting provided for under FASB

                     APPLE RESIDENTIAL INCOME TRUST, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

NOTE 1 -- GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES -(CONTINUED)

Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB 123") requires use of option valuation models that were developed for use in valuing employee stock options. Under APB 25, because the exercise price of the company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

ADVERTISING COSTS

     Costs incurred for the production and distribution of advertising are expensed as incurred.

INCOME PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods that have been presented conform to the requirements of Statement 128.

FEDERAL INCOME TAX

     The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a real estate investment trust, which complies with the provisions of the Code and distributes at least 95% of its taxable income to its shareholders, does not pay federal income taxes on its distributed income. Accordingly, no provision has been made for federal income taxes.

     For income tax purposes, distributions paid to shareholders consist of ordinary income and return of capital or a combination thereof. Distributions per share were $.60 for the year ended December 31, 1997. In 1997, the total distribution was taxable as ordinary income.

NOTE 2 -- INVESTMENT IN RENTAL PROPERTY

     The following is a summary of rental property owned at December 31, 1997:

                                             INITIAL            TOTAL         ACCUMULATED         DATE
             DESCRIPTION                ACQUISITION COST     INVESTMENT*     DEPRECIATION       ACQUIRED
             -----------                ----------------     -----------     ------------       --------
Brookfield .........................       $ 5,458,485      $ 5,946,299       $  166,694      January 1997
Eagle Crest ........................        15,650,000       17,299,740          483,740      January 1997
Tahoe ..............................         5,690,560        6,641,227          199,049      January 1997
Mill Crossing ......................         4,544,121        5,046,908          136,519     February 1997
Polo Run ...........................         6,858,974        7,545,163          191,302        March 1997
Wildwood ...........................         3,963,519        4,389,742           98,645        March 1997
Toscana ............................         5,854,531        6,222,223          147,776        March 1997
The Arbors on Forest Ridge .........         7,748,907        8,315,672          187,034        April 1997
Pace's Cove ........................         9,277,355        9,536,559          141,850         June 1997
Remington at Las Colinas ...........        13,100,000       13,815,064          133,271       August 1997
Copper Crossing ....................         4,750,000        4,875,751           12,123     November 1997
                                           -----------      -----------       ----------
                                           $82,896,452      $89,634,348       $1,898,003

----------
*    Includes  real  estate   commissions,   closing  costs,   and  improvements
     capitalized since the date of acquisition.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 3 -- NOTES PAYABLE

     During 1997, the company entered into an agreement with a commercial bank to obtain an unsecured, revolving line of credit not to exceed $20 million to facilitate the timely acquisition of properties. The unsecured line of credit expires on March 31, 1998. Borrowings under the agreement are evidenced by an unsecured promissory note and bear interest at one-month LIBOR plus 200 basis points. The company also obtained a $1 million unsecured line of credit for general corporate purposes. The terms of such borrowings are the same as under the unsecured line of credit for acquisitions. No interest was capitalized in 1997. The company paid interest of $458,384 in 1997. At December 31, 1997, there were no outstanding borrowings under the lines of credit. The weighted-average interest rate incurred under the lines of credit was 7.8% in 1997.

NOTE 4 -- SHAREHOLDERS' EQUITY

     The company is raising equity capital through a "best efforts" offering of shares by David Lerner Associates, Inc. (the "Managing Dealer"), which will receive selling commissions and a marketing expense allowance based on proceeds of the shares sold. The company received gross proceeds of $121,633,733 from the sale of 2,084,445 shares at $9 per share and 10,287,384 shares at $10 per share, including shares sold through the reinvestment of distributions for the year ended December 31, 1997. The underwriter received selling commissions and a marketing expense allowance equal to 7.5% and 2.5%, respectively, of the gross proceeds of shares sold. During 1997, the underwriter earned $11,787,399. The net proceeds of the offering, after deducting selling commissions and other offering expenses, were $109,090,359. These totals include 417,778 shares purchased by Cornerstone for $3.76 million. Cornerstone owned approximately 3.38% of the company's outstanding shares on December 31, 1997 (See Note 6 to the consolidated financial statements).

     On November 14, 1996, the company issued 200,000 shares of Class B Convertible Shares to Mr. Glade Knight, president and chairman of the board of the company, for $.10 per share or $20,000 in aggregate.

     There are no dividends payable on the Class B Convertible Shares. On liquidation of the company, the holder of the Class B Convertible Shares is entitled to a liquidation payment of $.10 per Class B Convertible Share before any distribution of liquidation proceeds to the holders of the common shares. Holders of more than two-thirds of the Class B Convertible Shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Class B Convertible Shares or create a new class of stock senior to, or on a parity with, the Class B Convertible Shares. The Class B Convertible Shares are convertible into common shares upon and for 180 days following the occurrence of either of the following events: (1) Substantially all of the company's assets, stock, or business is sold or otherwise transferred, whether through sale, exchange, merger, consolidation, lease, share exchange, or otherwise; or (2) The Advisory Agreement with the Advisor is terminated or not renewed, and the company ceases to use Apple Residential Management Group, Inc. to provide substantially all of its property management services. Upon the occurrence of either triggering event, each Class B Convertible Share is convertible into a number of common shares based upon the gross proceeds raised through the date of conversion in the "best efforts" offering according to the following formula:


   GROSS PROCEEDS RAISED FROM        NUMBER OF COMMON SHARES
 SALES OF COMMON SHARES THROUGH     THROUGH CONVERSION OF ONE
       DATE OF CONVERSION           CLASS B CONVERTIBLE SHARE
       ------------------           -------------------------
         $50 million ...........                1.0
         $100 million ..........                2.4
         $150 million ..........                4.2
         $200 million ..........                6.4
         $250 million ..........                8.0

                     APPLE RESIDENTIAL INCOME TRUST, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

NOTE 4 -- SHAREHOLDERS' EQUITY -(CONTINUED)

     No additional consideration is due upon the conversion of the Class B Convertible Shares. Upon the probable occurrence of a triggering event, the company will record expense in the statement of operations based on conversion of the Class B Convertible Shares.

     The  company  provides  a  plan  which  allows   shareholders  to  reinvest
distributions in the purchase of additional shares of the company ("Additional Share Option Plan"). Of the total proceeds raised from common shares during the year ended December 31, 1997, $1,974,949 (net $1,777,454) was provided through the reinvestment of distributions.

NOTE 5 -- STOCK INCENTIVE PLANS

     Based on the outstanding shares, under the 1997 Incentive Option Plan, a maximum of 1,121,875 options could be granted, at the discretion of the Board of Directors, to certain officers and key employees of the company. Also under the Directors Plan, a maximum of 468,000 options could be granted to the directors of the company.

     In 1997, the company granted 20,550 options to purchase shares under the Directors Plan and no options under the Incentive Plan. Both of the plans generally provide, among other things, that options be granted at exercise prices not lower than the market value of the shares on the date of grant. Under the Incentive Plan, at the earliest, options become exercisable at the date of grant. The optionee has up to 10 years from the date on which the options first become exercisable during which to exercise the options. Activity in the company's share option plans during the year ended December 31, 1997 is summarized in the following table:

                                                  1997
                                                  ----
                                         WEIGHTED-AVERAGE OPTIONS
                                         ------------------------
                                             EXERCISE PRICE
                                             --------------
Outstanding, beginning of year
Granted ..............................    20,550      $  10.00
Exercised ............................        --            --
Forfeited ............................        --            --
                                          ------      --------
Outstanding, end of year .............    20,550      $  10.00
Exercisable at end of year ...........    20,550      $  10.00
                                          ======      ========
Weighted-average fair value of options
 granted during the year .............        --      $    .83

     Pro forma information regarding net income and earnings per share is required by FASB 123 under the fair value method described in that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions, for 1997: risk-free interest rates of 6.7%; a dividend yield of 7.0%; volatility factor of the expected market price of the company's common stock of .161; and a weighted-average expected life of the option of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

     Because the company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

NOTE 5 -- STOCK INCENTIVE PLANS -(CONTINUED)

     For purposes of FASB 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As the options are immediately exercisable, the full impact of the pro forma is disclosed below:


                                                                1997
                                                                ----
         Pro forma FASB 123 net income ..................    $3,482,138
         As reported net income .........................     3,499,194
         Pro forma FASB 123 earnings per share ..........           .54
         As reported net income per share ...............           .54



NOTE 6 -- RELATED-PARTY TRANSACTIONS

     The company had contracted with Apple Residential Management Group, Inc. (the "Management Company") to manage the acquired properties; Apple Residential Advisors, Inc. (the "Advisor") to advise and provide the company with day-to-day management; and Apple Realty Group, Inc. to acquire and dispose of real estate assets held by the company. The Management Company, Advisor, and Apple Realty Group, Inc. were initially owned by Glade M. Knight. Mr. Knight also serves as chairman of the board and chief executive officer of the company and
Cornerstone. Before the transaction described below, during 1997, the company paid the Management Company a management fee equal to 5% of rental income plus reimbursement of certain expenses in the amount of $52,375. The company paid the Advisor a fee equal to .1% to .25% of total contributions received by the company in the amount of $14,894. The company paid Apple Realty Group, Inc. a fee of 2% of the purchase price of the acquired properties in the amount of $624,382.

     During 1997, with the approval of the company, Cornerstone entered into subcontract agreements with the Management Company and the Advisor, whereby Cornerstone will provide advisory and property management services to the company in exchange for fees and expense reimbursement on the same terms described above. As of December 31, 1997, the company had paid Cornerstone $822,934 in management and advisory fees and $214,961 for certain reimbursable items.

     During 1997, with the consent of the company, Cornerstone acquired all the assets of Apple Realty Group, Inc. The sole material asset of Apple Realty Group, Inc. was the acquisition/disposition agreement with the company. Cornerstone paid $350,000 in cash and issued 150,000 common shares in exchange for the assignment of the rights to the acquisition/disposition agreement. Cornerstone is entitled, under the terms of the acquisition/disposition agreement, to a real estate commission equal to 2% of the gross purchase price of the company's properties plus reimbursement of certain expenses. As of December 31, 1997, Cornerstone had earned approximately $1,116,566 under the agreement.

     During the first quarter of 1997, the company granted Cornerstone a continuing right to acquire up to 9.8% of the common shares of the company at market price, net of selling commissions. In April 1997, Cornerstone purchased 417,778 shares of the company for approximately $3.76 million. Cornerstone owns approximately 3.38% of the total common shares of the company outstanding on December 31, 1997.

     The company also has granted Cornerstone a "first right of refusal" to purchase the properties or business of Apple. Cornerstone has stated in its public filings its intent to make periodic evaluations of the feasibility of purchasing the company.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 7 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     The first three quarters of 1997 earnings per share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". The following is a summary of quarterly results of operations for the year ended December 31, 1997:

                                                 FIRST           SECOND          THIRD           FOURTH
                   1997                         QUARTER         QUARTER         QUARTER         QUARTER
                   ----                         -------         -------         -------         -------
Revenue ..................................    $1,155,766      $2,826,712      $3,789,266      $4,234,224
Income before interest income (ex-
 pense) ..................................       471,321         971,198       1,070,504       1,221,879
Net income ...............................       556,255         831,469         856,729       1,254,741
Basic and diluted earnings per share .....           .16             .15             .12             .12
Distributions per share ..................            --             .20             .20             .20
                                              ----------      ----------      ----------      ----------


NOTE 8 -- EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                1997
                                                                ----
         Numerator:
          Net income numerator for basic and di-
            luted earnings .............................    $3,499,194
         Denominator:
          Denominator for basic earnings per share-
            weighted-average shares ....................     6,493,114
          Effect of dilutive securities: stock options              --
                                                            ----------
          Denominator for diluted earnings per
            share-adjusted weighted-average shares
            and assumed conversions ....................     6,493,114
                                                            ----------
          Basic and diluted earnings per share .........           .54
                                                            ----------



NOTE 9 -- SUBSEQUENT EVENT

     In January 1998, the company declared and paid a cash distributions to shareholders of $1,953,243, of which $1,246,809 was reinvested through the Additional Share Option. The company also closed the sale to investors of 2,905,289 shares at $10 per share, representing net proceeds after payment of brokerage fees to the company of $26,147,598. In February 1998, the company purchased Main Park Apartments, a 192-unit apartment community, and Timberglen Apartments, a 304-unit apartment community. Both properties are located in Dallas, Texas. Their purchase prices were $8 million and $12 million, respectively.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 10 -- PRO FORMA INFORMATION (UNAUDITED)

     The following unaudited pro forma information for the year ended December 31, 1997 is presented as if (a) The company had qualified as a REIT, distributed all of its taxable income and, therefore, incurred no federal income tax expense during the period; and (b) The company had used proceeds from its best efforts offering to acquire the properties. The pro forma information does not purport to represent what the company's results of operations would have been if such transactions, in fact, had occurred on January 1, 1997, nor does it purport to represent the results of operations for future periods.


         UNAUDITED PRO FORMA TOTALS                 1997
         --------------------------                 ----
         Revenue ...........................    $17,398,526
         Net income ........................      5,047,475
         Basic earnings per share ..........            .53
                                                -----------



     The pro forma information reflects adjustments for the actual rental income and rental expenses of all the 1997 acquisitions for the respective period in 1997 prior to acquisition by the company. Net income has been adjusted as follows: (1) Property management and advisory expenses have been adjusted based on the company's contractual arrangements; and (2) Depreciation has been adjusted based on the company's basis in the properties.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Brookfield Apartments located in Dallas, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Brookfield Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Brookfield Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        L.P. Martin & Co., P.C.

Richmond, Virginia
March 19, 1997

                             BROOKFIELD APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                     TWELVE MONTHS ENDED DECEMBER 31, 1996



  INCOME
    Rental and Other Income ........................    $1,198,543
                                                        ----------
  DIRECT OPERATING EXPENSES
    Administrative and Other .......................       122,269
    Insurance ......................................        18,936
    Repairs and Maintenance ........................       174,233
    Taxes, Property ................................       133,700
    Utilities ......................................        92,664
                                                        ----------
    Total Direct Operating Expenses ................       541,802
                                                        ----------
    Operating income exclusive of items not compara-
      ble to the proposed future operations of the
      property .....................................    $  656,741
                                                        ==========


          NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Brookfield Apartments is a 232 unit residential garden style apartment complex located on 6.936 acres in Dallas, Texas. Living space totals 165,544 square feet.

During the financial statement period, the assets comprising the property were owned by Paragon Group, L.P., an entity non-affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property in January, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Eagle Crest Apartments located in Irving, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Eagle Crest Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Eagle Crest Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        L.P. Martin & Co., P.C.

Richmond, Virginia
March 27, 1997

                             EAGLE CREST APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                      TWELVE MONTHS ENDED DECEMBER 31, 1996

 INCOME
    Rental and Other Income ........................    $3,196,618
                                                        ----------
 DIRECT OPERATING EXPENSES
    Administrative and Other .......................       212,613
    Insurance ......................................        93,379
    Repairs and Maintenance ........................       379,120
    Taxes, Property ................................       345,167
    Utilities ......................................       305,101
                                                        ----------
    Total Direct Operating Expenses ................     1,335,380
                                                        ----------
    Operating income exclusive of items not compara-
      ble to the proposed future operations of the
      property .....................................    $1,861,238
                                                        ==========


          NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Eagle  Crest  Apartments  is  a  residential   garden  style  apartment  complex
consisting of two phases totaling 484 units located on 17.88 acres in Irving, Texas. Living space totals 429,300 square feet.

During the financial statement period, the assets comprising the property were owned by entities not affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property on January 30, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal and professional and management fees.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Tahoe Apartments located in Arlington, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Tahoe Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Tahoe Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        L. P. Martin & Co., P.C.

Richmond, Virginia
April 11, 1997

                                TAHOE APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                      TWELVE MONTHS ENDED DECEMBER 31, 1996

  INCOME
    Rental and Other Income ........................    $1,200,270
                                                        ----------
  DIRECT OPERATING EXPENSES
    Administrative and Other .......................       118,781
    Insurance ......................................        30,606
    Repairs and Maintenance ........................       351,750
    Taxes, Property ................................       114,578
    Utilities ......................................       149,166
                                                        ----------
    Total Direct Operating Expenses ................       764,881
                                                        ----------
    Operating income exclusive of items not compara-
      ble to the proposed future operations of the
      property .....................................    $  435,389
                                                        ==========


          NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Tahoe Apartments is a 240 unit residential garden style apartment complex located on 17.88 acres in Arlington, Texas. Living space totals 160,928 square feet.

During the financial statement period, the assets comprising the property were owned by two separate entities, neither of which was affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property on January 31, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, legal fees and management fees. Also, excluded are certain employee bonuses which one of the former owners paid when they sold the apartment project.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Mill Crossing Apartments located in Arlington, Texas for the twelve month period ended January 31, 1997. This statement is the responsibility of the management of Mill Crossing Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Mill Crossing Apartments (as defined above) for the twelve month period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                        L. P. Martin & Co., P.C.

Richmond, Virginia
April 29, 1997

                            MILL CROSSING APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED JANUARY 31, 1997



  INCOME
    Rental and Other Income ........................    $ 908,336
                                                        ---------
  DIRECT OPERATING EXPENSES
    Administrative and Other .......................      102,522
    Insurance ......................................       23,714
    Repairs and Maintenance ........................      216,500
    Taxes, Property ................................       91,663
    Utilities ......................................      148,270
                                                        ---------
    Total Direct Operating Expenses ................      582,669
                                                        ---------
    Operating income exclusive of items not compara-
      ble to the proposed future operations of the
      property .....................................    $ 325,667
                                                        =========


          NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Mill Crossing Apartments is a 184 unit garden style apartment complex located on 8 acres in Arlington, Texas. Living space totals 127,168 square feet.

During the financial statement period, the assets comprising the property were owned by two separate entities, neither of which was affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property in February 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal fees and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Polo Run Apartments located in Arlington, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Polo Run Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Polo Run Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                        L. P. Martin & Co., P.C.

Richmond, Virginia
May 21, 1997

                               POLO RUN APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                      TWELVE MONTHS ENDED FEBRUARY 28, 1997



  INCOME
    Rental and Other Income ........................    $1,304,547
                                                        ----------
  DIRECT OPERATING EXPENSES
    Administrative and Other .......................       101,400
    Insurance ......................................        28,521
    Repairs and Maintenance ........................       257,602
    Taxes, Property ................................       133,509
    Utilities ......................................       128,924
                                                        ----------
    Total Direct Operating Expenses ................       649,956
                                                        ----------
    Operating income exclusive of items not compara-
      ble to the proposed future operations of the
      property .....................................    $  654,591
                                                        ==========


          NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Polo Run Apartments is a 224 unit residential garden style apartment complex located on 9.15 acres in Arlington, Texas.

During the financial statement period, the assets comprising the property were owned by A V Polo Run Associates, Ltd. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Wildwood Apartments located in Euless, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Wildwood Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Wildwood Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                        L. P. Martin & Co., P.C.

Richmond, Virginia
June 4, 1997

                               WILDWOOD APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED FEBRUARY 28, 1997


 INCOME
    Rental and Other Income ........................    $ 809,555
                                                        ---------
 DIRECT OPERATING EXPENSES
    Administrative and Other .......................      110,035
    Insurance ......................................       15,246
    Repairs and Maintenance ........................      123,470
    Taxes, Property ................................       85,616
    Utilities ......................................       78,937
                                                        ---------
    Total Direct Operating Expenses ................      413,304
                                                        ---------
    Operating income exclusive of items not compara-
      ble to the proposed future operations of the
      property .....................................    $ 396,251
                                                        =========


          NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Wildwood  Apartments  is a 120 unit garden style  apartment  complex  located on
10.01 acres in Euless, Texas.

The assets comprising the property were owned by Western Rim Investors 1991-4, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Toscana Apartments located in Dallas, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Toscana Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Toscana Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                        L. P. Martin & Co., P.C.

Richmond, Virginia
June 4, 1997

                               TOSCANA APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED FEBRUARY 28, 1997

  INCOME
    Rental and Other Income ........................    $1,083,249
                                                        ----------
  DIRECT OPERATING EXPENSES
    Administrative and Other .......................       128,884
    Insurance ......................................        18,985
    Repairs and Maintenance ........................       117,117
    Taxes, Property ................................       123,710
    Utilities ......................................        84,886
                                                        ----------
    Total Direct Operating Expenses ................       473,582
                                                        ----------
    Operating income exclusive of items not compara-
    ble to the proposed future operations of the
    property .......................................    $  609,667
                                                        ==========


          NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Toscana Apartments is a 192 unit garden style apartment complex located on 3.975 acres in Dallas, Texas.

The assets comprising the property were owned by Western Rim Investors 1993-2, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property The Arbors on Forest Ridge Apartments located in Bedford, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of The Arbors on Forest Ridge Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of The Arbors on Forest Ridge Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                        L. P. Martin & Co., P.C.

Richmond, Virginia
June 4, 1997

                        ARBORS ON FOREST RIDGE APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY



  INCOME
    Rental and Other Income ........................    $1,381,014

  DIRECT OPERATING EXPENSES
    Administrative and Other .......................       111,636
    Insurance ......................................        34,263
    Repairs and Maintenance ........................       109,577
    Taxes, Property ................................       147,923
    Utilities ......................................        85,182
                                                        ----------
    Total Direct Operating Expenses ................       488,581
                                                        ----------
    Operating income exclusive of items not compara-
    ble to the proposed future operations of the
    property .......................................    $  892,433
                                                        ==========


          NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

The Arbors on Forest Ridge Apartments is a 210 unit garden style apartment complex located on 8.913 acres in Bedford, Texas.

The assets comprising the property were owned by Western Rim Investors 1992-5, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

     We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Pace's Cove Apartments located in Dallas, Texas for the twelve month period ended May 31, 1997. This statement is the responsibility of the management of Pace's Cove Apartments. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

     In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Pace's Cove Apartments (as defined above) for the twelve month period ended May 31, 1997, in conformity with generally accepted accounting principles.

Richmond, Virginia                     L.P. Martin & Co., P.C.
July 22, 1997

                             PACE'S COVE APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                     TWELVE MONTH PERIOD ENDED MAY 31, 1997

          INCOME
            Rental and Other Income ..................    $1,832,695

          DIRECT OPERATING EXPENSES
            Administrative and Other .................       237,030
            Insurance ................................        42,627
            Repairs and Maintenance ..................       273,102
            Taxes, Property ..........................       213,985
            Utilities ................................       118,907
                                                          ----------
    TOTAL DIRECT OPERATING EXPENSES ..................       885,651
                                                          ----------
    Operating income exclusive of items not comparable
    to the proposed future operations of the property.    $  947,044
                                                          ==========


         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION

Pace's Cove Apartments is a 328 unit garden style  apartment  complex located on
12.97 acres in Dallas, Texas. The assets comprising the property were owned by Intercapital Portfolio 944 I Limited Partnership, an entity unaffiliated with Apple Residential Income Trust, Inc. during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE AND EXPENSE RECOGNITION

The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal and professional fees and management fees.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REPAIRS AND MAINTENANCE

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

ADVERTISING

Advertising costs are expensed in the period incurred.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

     We have audited the accompanying statement of income and direct operating expenses exclusive of items of items not comparable to the proposed future operations of the property Chaparosa Apartments located in Irving, Texas for the twelve month period ended June 30, 1997. This statement is the responsibility of the management of Chaparosa Apartments, Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

     In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Chaparosa Apartments (as defined above) for the twelve month period ended June 30, 1997, in conformity with generally accepted accounting principles.

Richmond, Virginia                                   L.P. Martin & Co., P.C.
September 24, 1997

                             CHAPAROSA APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                        TWELVE MONTHS ENDED JUNE 30, 1997



          INCOME
            Rental and Other Income .............................    $1,374,365
                                                                     ----------
          DIRECT OPERATING EXPENSES
            Administrative and Other ............................       187,182
            Insurance ...........................................        18,284
            Repairs and Maintenance .............................       226,512
            Taxes, Property .....................................       148,416
            Utilities ...........................................        78,209
            TOTAL DIRECT OPERATING EXPENSES                             658,603
                                                                     ----------
            Operating income exclusive of items not comparable to
    the proposed future operations of the property ..............    $  715,762
                                                                     ==========

         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION

Chaparosa Apartments is a 170 unit garden and townhouse style apartment complex located on 7.48 acres in Irving, Texas. The assets comprising the property were owned by Hutton/Con Am Realty Pension Investors, an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. purchased the property in August, 1997.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue and Expense Recognition -- The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation and management fees.

Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Repairs and Maintenance -- Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

Advertising -- Advertising costs are expensed in the period incurred.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

     We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Riverhill Apartments located in Irving, Texas for the twelve month period ended June 30, 1997, This statement is the responsibility of the management of Riverhill Apartments, Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards, Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

     In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Riverhill Apartments (as defined above) for the twelve month period ended June 30, 1997, in conformity with generally accepted accounting principles.

Richmond, Virginia                              L.P. Martin & Co., P.C.
September 24, 1997

                              RIVERHILL APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                        TWELVE MONTHS ENDED JUNE 30, 1997



          INCOME
            Rental and Other Income .............................    $1,529,649
                                                                     ----------
          DIRECT OPERATING EXPENSES
            Administrative and Other ............................       210,774
            Insurance ...........................................        20,274
            Repairs and Maintenance .............................       254,466
            Taxes, Property .....................................       192,345
            Utilities ...........................................       115,741
            TOTAL DIRECT OPERATING EXPENSES                             793,600
            Operating income exclusive of items not comparable to
              the proposed future operations of the property .....   $  736,049
                                                                     ==========


         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION

Riverhill Apartments is a 192 unit garden and townhouse style apartment complex located on 9.33 acres in Irving, Texas. The assets comprising the property were owned by Riverhill Apartments Limited Partnership, an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. purchased the property in August, 1997.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue and Expense Recognition -- The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property, Excluded expenses are property depreciation and management fees.

Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period, Actual results could differ from those estimates.

Repairs and Maintenance -- Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

Advertising -- Advertising costs are expensed in the period incurred.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Copper Crossing Apartments located in Fort Worth, Texas for the twelve month period ended October 31, 1997. This statement is the responsibility of the management of Copper Crossing Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Copper Crossing Apartments (as defined above) for the twelve month period ended October 31, 1997, in conformity with generally accepted accounting principles.

                                        L.P. Martin & Co., P.C.

Richmond, Virginia
December 16, 1997

                           COPPER CROSSING APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED OCTOBER 31, 1997



  INCOME
    Rental and Other Income ................................    $ 987,109
                                                                ---------
  DIRECT OPERATING EXPENSES
    Administrative and Other ...............................      138,305
    Insurance ..............................................       32,363
    Repairs and Maintenance ................................      210,279
    Taxes, Property ........................................       92,700
    Utilities ..............................................      109,793
                                                                ---------
    Total Direct Operating Expenses ........................      583,440
                                                                ---------
    Operating income exclusive of items not comparable to
    the proposed future operations of the property .........    $ 403,669
                                                                =========


         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED OCTOBER 31, 1997

NOTE 1 -- ORGANIZATION

Copper Crossing Apartments is a 200 unit garden style apartment complex located on 6.91 acres in Fort Worth, Texas. The assets comprising the property were owned by Cooper Crossing Investors, Ltd., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE AND EXPENSE RECOGNITION

The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulations S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, management fees and entity expenses.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REPAIRS AND MAINTENANCE

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

ADVERTISING


Advertising costs are expensed in the period incurred.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Main Park Apartments located in Duncanville, Texas for the twelve month period ended December 31, 1997. This statement is the responsibility of the management of Main Park Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Main Park Apartments (as defined above) for the twelve month period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        L.P. Martin & Co., P.C.

Richmond, Virginia
March 25, 1998

                              MAIN PARK APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED DECEMBER 31, 1997




  INCOME
    Rental and Other Income ................................    $1,469,496

  DIRECT OPERATING EXPENSES
    Administrative and Other ...............................        86,833
    Insurance ..............................................        32,072
    Repairs and Maintenance ................................       242,402
    Taxes, Property ........................................       193,492
    Utilities ..............................................       206,855
                                                                ----------
    Total Direct Operating Expenses ........................       761,654
                                                                ----------
    Operating income exclusive of items not comparable to
    the proposed future operations of the property .........    $  707,842
                                                                ==========





         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED DECEMBER 31, 1997

NOTE 1 -- ORGANIZATION

Main Park  Apartments is a 192 unit garden style  apartment  complex  located on
10.44 acres in Duncanville, Texas. The assets comprising the property were owned by an entity unaffiliated with Apple Residential Income Trust, Inc. during the financial statement period. Apple Residential Income Trust, Inc. purchased the property in February, 1998.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

REVENUE AND EXPENSE RECOGNITION

The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, professional fees and management fees.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management of make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REPAIRS AND MAINTENANCE

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

ADVERTISING

Advertising costs are expensed in the period incurred.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Timberglen Apartments located in Dallas, Texas for the twelve month period ended December 31, 1997. This statement is the responsibility of the management of Timberglen Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Timberglen Apartments (as defined above) for the twelve month period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        L.P. Martin & Co., P.C.

Richmond, Virginia
April 6, 1998

                              TIMBERGLEN APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED DECEMBER 31, 1997






  INCOME
    Rental and Other Income ..............................    $1,954,938
                                                              ----------
  DIRECT OPERATING EXPENSES
    Administrative and Other .............................       164,562
    Insurance ............................................        31,252
    Repairs and Maintenance ..............................       178,931
    Taxes, Property ......................................       226,907
    Utilities ............................................       134,278
                                                              ----------
    Total Direct Operating Expenses ......................       735,930
                                                              ----------
    Operating income exclusive of items not comparable
    to the proposed future operations of the property.....    $1,219,008
                                                              ==========





         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED DECEMBER 31, 1997

NOTE 1 -- ORGANIZATION

Timberglen  Apartments is a 304 unit garden style  apartment  complex located on
10.47 acres in Dallas, Texas. The assets comprising the property were owned by Timberglen Apartments, Ltd., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. purchased the property in February, 1998.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

REVENUE AND EXPENSE RECOGNITION

The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, and management fees.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management of make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REPAIRS AND MAINTENANCE

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

ADVERTISING

Advertising costs are expensed in the period incurred.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

     We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Copper Ridge Apartments located in Fort Worth, Texas for the twelve month period ended February 28, 1998. This statement is the responsibility of the management of Copper Ridge Apartments. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

     In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Copper Ridge Apartments (as defined above) for the twelve month period ended February 28, 1998, in conformity with generally accepted accounting principles.



Richmond, Virginia                                L. P. Martin & Co., P.C.
April 14, 1998

                             COPPER RIDGE APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED FEBRUARY 28, 1998


          INCOME
            Rental and Other Income ........................    $914,447
                                                                --------
          DIRECT OPERATING EXPENSES
            Administrative and Other .......................     147,011
            Insurance ......................................      19,847
            Repairs and Maintenance ........................     282,042
            Taxes, Property ................................      99,861
            Utilities ......................................     160,565
                                                                --------
              Total Direct Operating Expenses ..............     709,326
                                                                --------
              Operating income exclusive of items not
               comparable to the proposed future operations
               of the property .............................    $205,121
                                                                ========



         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                   TWELVE MONTH PERIOD ENDED FEBRUARY 28, 1998

NOTE 1 -- ORGANIZATION

     Copper Ridge Apartments is a 200 unit garden style apartment complex located on approximately 7.0 acres in Fort Worth, Texas. The assets comprising the property were owned by Copper Limited Partnership, an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. purchased the property March 31, 1998.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

     Revenue and Expense Recognition -- The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, and management fees.

     Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Repairs and Maintenance -- Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

     Advertising -- Advertising costs are expensed in the period incurred.



NOTE 3 -- RELATED PARTY TRANSACTIONS

     Repairs and maintenance includes $25,963 paid to an affiliate for various work performed at the property by the affiliate's employee staff.

PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1997 (UNAUDITED)

     The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the 3 property acquisitions during 1998 as having occurred on December 31, 1997.

     The Unaudited Pro Forma Consolidated Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of the Company would have been at December 31, 1997, nor does it purport to represent the future financial position of the Company. This Unaudited Pro Forma Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements.


                                                     HISTORICAL       MAIN PARK
                                                      BALANCE         PRO FORMA
                                                       SHEET         ADJUSTMENTS
                                                 ----------------- ---------------
Date of acquisition ............................              --           2/4/98

ASSETS
Investment in rental property
Land ...........................................   $  15,396,823    $     571,200
Building and improvements ......................      73,113,886        7,588,800
Furniture and fixtures .........................       1,123,639               --
                                                   -------------    -------------
                                                      89,634,348        8,160,000

Less accumulated depreciation ..................      (1,898,003)              --
                                                   -------------    -------------
                                                      87,736,345        8,160,000

Cash and cash equivalents ......................      24,162,572       (8,160,000)
Prepaid expenses ...............................         142,581               --
Other assets ...................................         444,022               --
                                                   -------------    -------------
                                                      24,749,175       (8,160,000)
                                                   -------------    -------------
Total Assets ...................................   $ 112,485,520    $          --
                                                   =============    =============
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Liabilities
Accounts payable ...............................   $     536,324               --
Accrued expenses ...............................       2,143,888               --
Rents received in advance ......................          70,051               --
Tenant security deposits .......................         394,702               --
                                                   -------------    -------------
                                                       3,144,965               --
Shareholders' equity
Common stock ...................................     109,090,459               --
Class B convertible stock ......................          20,000               --
Receivable from officer--shareholder ...........         (20,000)              --
Distributions greater than net income ..........         250,096               --
                                                   -------------    -------------
                                                     109,340,555               --
                                                   -------------    -------------
Total Liabilities and Shareholders' Equity.        $ 112,485,520    $          --
                                                   -------------    -------------



                                                                      COPPER
                                                    TIMBERGLEN        RIDGE
                                                     PRO FORMA      PRO FORMA         TOTAL
                                                    ADJUSTMENTS    ADJUSTMENTS      PRO FORMA
                                                 ---------------- ------------- -----------------
Date of acquisition ............................         2/13/98       3/31/98               --

ASSETS
Investment in rental property
Land ...........................................  $    2,448,000   $   784,635    $  19,200,658
Building and improvements ......................       9,792,000     3,830,865       94,325,551
Furniture and fixtures .........................              --            --        1,123,639
                                                  --------------   -----------    -------------
                                                      12,240,000     4,615,500      114,649,848
Less accumulated depreciation ..................              --            --       (1,898,003)
                                                  --------------   -----------    -------------
                                                      12,240,000     4,615,500      112,751,845
Cash and cash equivalents ......................     (12,240,000)           --        3,762,572
Prepaid expenses ...............................              --            --          142,581
Other assets ...................................              --            --          444,022
                                                  --------------   -----------    -------------
                                                     (12,240,000)           --        4,349,175
                                                  --------------   -----------    -------------
Total Assets ...................................  $           --   $ 4,615,500    $ 117,101,020
                                                  ==============   ===========    =============





LIABILITIES AND SHAREHOLDERS'
 EQUITY
Liabilities
Accounts payable ...............................              --            --    $     536,324
Accrued expenses ...............................              --            --        2,143,888
Rents received in advance ......................              --            --           70,051
Tenant security deposits .......................              --            --          394,702
                                                  --------------   -----------    -------------
                                                              --            --        3,144,965
Shareholders' equity
Common stock ...................................              --   $ 4,615,500      113,705,959
Class B convertible stock ......................              --            --           20,000
Receivable from officer--shareholder ...........              --            --          (20,000)
Distributions greater than net income ..........              --            --          250,096
                                                  --------------   -----------    -------------
                                                              --     4,615,500      113,956,055
                                                  --------------   -----------    -------------
Total Liabilities and Shareholders' Equity.       $           --   $ 4,615,500    $ 117,101,020
                                                  --------------   -----------    -------------




NOTES TO PRO FORMA BALANCE SHEET

     Pro Forma adjustments represent the purchase price of the related property, including the 2% acquisition fee to Cornerstone Realty Income Trust, Inc. allocated between land and building. Adjustments to cash and common stock reflect the use of net proceeds from sales of common stock from the Company's continuous offering.

PRO FORMA  CONSOLIDATED  STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
  1997 (UNAUDITED)

     The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 is presented as if the 12 property acquisitions during 1997 and the 3 property acquisitions during 1998 had occurred on January 1, 1997. The Unaudited Pro Forma Consolidated Statement of Operations assumes the Company qualifying as a REIT, distributing at least 95% of its taxable income, and, therefore, incurred no federal income tax liability for the period presented. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.

     The Unaudited Pro Forma Consolidated Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of the Company would have been for the year ended December 31, 1997 if the acquisitions had occurred at the beginning of the period presented, nor does it purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Company.





                                               HISTORICAL        1997                         PRO FORMA
                                              STATEMENT OF   ACQUISITIONS     PRO FORMA      BEFORE 1998
                                               OPERATIONS     ADJUSTMENTS    ADJUSTMENTS    ACQUISITIONS
                                               ----------     -----------    -----------    ------------
Date of acquisition ........................           --             --              --             --
Rental income ..............................  $12,005,968    $ 5,392,558              --    $17,398,526
Rental expenses:
 Property and maintenance ..................    3,571,484      1,982,189              --      5,553,673
 Taxes and insurance .......................    1,765,741        706,939              --      2,472,680
 Property management .......................      656,267             --     $   295,813 (A)    952,080
 General and administrative ................      351,081             --          67,262 (B)    418,343
 Amortization ..............................       28,490             --              --         28,490
 Depreciation of rental property ...........    1,898,003             --         792,074 (C)  2,690,077
                                              -----------    -----------     -----------    -----------
Total expenses .............................    8,271,066      2,689,128       1,155,149     12,115,343
Income before interest income (expense)         3,734,902      2,703,430      (1,155,149)     5,283,183
Interest income ............................      222,676             --              --        222,676
Interest expense ...........................     (458,384)            --              --       (458,384)
                                              -----------    -----------     -----------    -----------
Net income .................................  $ 3,499,194    $ 2,703,430    ($ 1,155,149)   $ 5,047,475
Basic and diluted earnings per common
 share .....................................  $      0.54                                   $      0.53
                                              ===========                                   ===========
Wgt. avg. number of common shares out-
 standing ..................................    6,493,114                      3,106,405 (D)  9,599,519
                                              ===========                    ===========    ===========



                                                                             COPPER
                                               MAIN PARK     TIMBERGLEN      RIDGE
                                               PRO FORMA     PRO FORMA     PRO FORMA      PRO FORMA         TOTAL
                                              ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS      PRO FORMA
                                              -----------   -----------   -----------    -----------      ---------
Date of acquisition ........................       2/4/98       2/13/98      3/31/98              --             --
Rental income ..............................  $ 1,469,496   $ 1,954,938      914,447              --    $21,737,407
Rental expenses:
 Property and maintenance ..................      536,090       477,771      589,618              --      7,157,152
 Taxes and insurance .......................      225,564       258,159      119,708              --      3,076,111
 Property management .......................           --            --           --     $   237,824 (A)  1,189,904
 General and administrative ................           --            --           --          62,539 (B)    480,882
 Amortization ..............................           --            --           --              --         28,490
 Depreciation of rental property ...........           --            --           --         771,333 (C)  3,461,410
                                              -----------   -----------      -------     -----------    -----------
Total expenses .............................      761,654       735,930      709,326       1,071,696     15,393,949
Income before interest income (expense)           707,842     1,219,008      205,121      (1,071,696)     6,343,458
Interest income ............................           --            --           --              --        222,676
Interest expense ...........................           --            --           --              --       (458,384)
                                              -----------   -----------      -------     -----------    -----------
Net income .................................  $   707,842   $ 1,219,008     $205,121    ($ 1,071,696)   $ 6,107,750
Basic and diluted earnings per common
 share .....................................                                                            $      0.49
                                                                                                        ===========
Wgt. avg. number of common shares out-
 standing ..................................                                                              2,875,345(D) 2,474,864
                                                                                                        ===========    =========



----------
(A) Represents the property management fees of 5% of rental income and processing costs equal to $2.50 per apartment per month charged by the external management company for the period not owned by the Company.

(B) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the Company.

(C) Represents the depreciation expense of the properties acquired based on the purchase price, excluding amounts allocated to land, for the period of time not owned by the Company. The weighted average life of the property depreciated was 27.5 years.

(D) Represents additional common shares assuming the properties were acquired on January 1, 1997 with the net proceeds from the "best efforts" offering of $9 per share (net $7.83 per share) for the first $15 million and $10 per share (net $8.70 per share) above $15 million.

PRO FORMA  CONSOLIDATED  STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
  1997 (UNAUDITED)

     The following schedule provides detail of 1997 acquisitions by property included in the Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997.



                                      BROOKFIELD   EAGLE CREST      TAHOE      MILL CROSSING     POLO RUN      WILDWOOD
                                      PRO FORMA     PRO FORMA     PRO FORMA      PRO FORMA      PRO FORMA     PRO FORMA
                                     ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS
                                     -----------   -----------   -----------    -----------    -----------   -----------
Date of Acquisitions ..............     1/31/97       1/31/97       1/31/97        2/28/97       03/31/97      03/31/97
Rental income .....................    $ 99,879      $266,385      $100,023       $151,389      $ 326,137     $ 202,389
Expenses ..........................
 Property and maintenance .........      32,430        74,735        51,643         77,882        121,983        78,111
 Taxes and insurance ..............      12,720        36,546        12,099         19,230         40,508        25,216
 Property management ..............          --            --            --             --             --            --
 General and administrative........          --            --            --             --             --            --
 Depreciation of real estate.......          --            --            --             --             --            --
 Amortization .....................          --            --            --             --             --            --
                                       --------      --------      --------       --------      ---------     ---------
                                         45,150       111,281        63,742         97,112        162,491       103,327
Income before interest income.           54,729       155,104        36,281         54,277        163,646        99,062
 Interest income ..................          --            --            --             --             --            --
 Interest expense .................          --            --            --             --             --            --
                                       --------      --------      --------       --------      ---------     ---------
Net income ........................    $ 54,729      $155,104      $ 36,281       $ 54,277      $ 163,646     $  99,062
                                       ========      ========      ========       ========      =========     =========

                                                                                                              COPPER
                                       TOSCANA      THE ARBORS    PACES COVE    CHAPAROSA     RIVERHILL      CROSSING
                                      PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA
                                     ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS
                                     -----------   -----------   -----------   -----------   -----------   -----------
Date of Acquisitions ..............    03/31/97       4/25/97       6/30/97        8/6/97        8/6/97      11/25/97
Rental income .....................   $ 270,812      $460,338      $916,348     $ 801,713     $ 892,295     $ 904,850
Expenses ..........................
 Property and maintenance .........      82,722       102,132       314,521       286,943       338,906       420,181
 Taxes and insurance ..............      35,674        60,729       128,306        97,242       124,028       114,641
 Property management ..............          --            --            --            --            --            --
 General and administrative........          --            --            --            --            --            --
 Depreciation of real estate.......          --            --            --            --            --            --
 Amortization .....................          --            --            --            --            --            --
                                      ---------      --------      --------     ---------     ---------     ---------
                                        118,396       162,861       442,827       384,185       462,934       534,822
Income before interest income.          152,416       297,477       473,521       417,528       429,361       370,028
 Interest income ..................          --            --            --            --            --            --
 Interest expense .................          --            --            --            --            --            --
                                      ---------      --------      --------     ---------     ---------     ---------
Net income ........................   $ 152,416      $297,477      $473,521     $ 417,528     $ 429,361     $ 370,028
                                      =========      ========      ========     =========     =========     =========




                                        TOTAL
                                      PRO FORMA
                                      ---------
Date of Acquisitions ..............
Rental income .....................  $5,392,558
Expenses ..........................
 Property and maintenance .........   1,982,189
 Taxes and insurance ..............     706,939
 Property management ..............           0
 General and administrative........           0
 Depreciation of real estate.......           0
 Amortization .....................           0
                                     ----------
                                      2,689,128
Income before interest income.        2,703,430
 Interest income ..................           0
 Interest expense .................           0
                                     ----------
Net income ........................  $2,703,430
                                     ==========